SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C.  20549


					FORM 8-K


				  CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 17, 1999

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-23981
(Commission File Number)

94-3283464
(IRS Employer Identification No.)

620 Coolidge Drive, Suite 350, Folsom, California 95630-3155
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (916) 608-8200

2260 Douglas Boulevard, Suite 280, Roseville, California 95661
(Former name or former address, if changed since last report.)

 			INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.	Acquisition or Disposition of Assets

	On November 17, 1999, Waste Connections, Inc., a Delaware corporation ("WCI"), acquired all of the outstanding capital stock of Denver Regional Landfill, Inc. ("DRL"), a Colorado corporation wholly owned by Allied Waste Systems Holdings, Inc., a wholly owned
subsidiary of Allied Waste Industries, Inc.   On the same date,
Waste Connections of Colorado, Inc. ("WCIC"), a Delaware corporation that is a wholly owned subsidiary of WCI, acquired certain assets from Allied Waste Transportation Inc. ("AWT"), which is wholly owned by Allied Waste Industries, Inc.

	DRL operates a solid waste landfill in Erie, Colorado and owns
certain real property in connection with that business.   The
assets of AWT acquired by WCIC consist of real property in Colorado and solid waste landfills, transfer stations and hauling operations connected with that property (the "Business"). WCI intends to continue these solid waste handling, transportation and disposal businesses in Colorado.

	The aggregate consideration consisted of approximately $23 million in cash. The consideration was determined based on the consideration paid by WCI for similar acquisitions in the western
United States.


Item 7.	Financial Statements, Pro Forma Financial Information and
Exhibits.

	(a) Financial Statements of Businesses Acquired.

		The financial statements of DRL and the Business are not included in this Form 8-K, but will be filed by amendment to this Form 8-K no later than 60 days after December 2, 1999.

	(b)  Pro Forma Financial Information.

		Pro forma financial information relating to DRL and the Business is not included in this Form 8-K, but will be filed by amendment to this Form 8-K no later than 60 days after December 2, 1999.


	Exhibits:

	10.1	Stock Purchase Agreement dated as of October 15, 1999,
		by and among Waste Connections, Inc., Allied Waste Systems Holdings, Inc. and Allied Waste Industries, Inc.

	10.2	Asset Purchase Agreement dated as of October 15, 1999,
		by and among Waste Connections of Colorado, Inc., Allied Waste Transportation, Inc., BFI Services Group, Inc. and Allied Waste Industries, Inc.

	10.3	Closing Agreement dated as of November 17, 1999, by and
		among Waste Connections, Inc., Allied Waste Systems Holdings, Inc., Allied Waste Industries, Inc. and Denver Regional Landfill, Inc.

	10.4	Agreement dated as of November 17, 1999, among Waste
		Connections of Colorado, Inc., Allied Waste
		Transportation, Inc., BFI Services Group, Inc. and
		Allied Waste Industries, Inc.

	99.1	Press release of WCI dated November 17, 1999



 						SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

						WASTE CONNECTIONS, INC.
						(Registrant)

Date:  November 24, 1999		By  /s/ Steven F. Bouck
						Steven F. Bouck
						Executive Vice President and
						Chief Financial Officer


EXHIBIT INDEX

	10.1	Stock Purchase Agreement dated as of October 15, 1999, by
		and among Waste Connections, Inc., Allied Waste Systems Holdings, Inc. and Allied Waste Industries, Inc.

	10.2	Asset Purchase Agreement dated as of October 15, 1999, by
		and among Waste Connections of Colorado, Inc., Allied Waste Transportation, Inc., BFI Services Group, Inc. and Allied Waste Industries, Inc.

	10.3	Closing Agreement dated as of November 17, 1999, by and
		among Waste Connections, Inc., Allied Waste Systems Holdings, Inc., Allied Waste Industries, Inc. and Denver Regional Landfill, Inc.

	10.4	Agreement dated as of November 17, 1999, among Waste
		Connections of Colorado, Inc., Allied Waste
		Transportation, Inc., BFI Services Group, Inc. and
		Allied Waste Industries, Inc.

	99.1	Press release of WCI dated November 17, 1999

										EXHIBIT 10.1


				  STOCK PURCHASE AGREEMENT

						Among

				   WASTE CONNECTIONS, INC.

					    (Buyer)

						 and

			ALLIED WASTE SYSTEMS HOLDINGS, INC.

					   (Seller)

						and

			  ALLIED WASTE INDUSTRIES, INC.

					  (Parent)


				STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of October 15, 1999, among WASTE CONNECTIONS, INC., a Delaware corporation ("Buyer"); ALLIED WASTE SYSTEMS HOLDINGS,
INC., a Delaware corporation ("Seller"); and ALLIED WASTE
INDUSTRIES, INC., a Delaware corporation ("Parent").

		WHEREAS, Seller is the sole shareholder of Denver
Regional Landfill, Inc., a Colorado corporation (the "Company");
and

WHEREAS, the Company operates a fully permitted landfill in Erie, Colorado (the "Business"); and

WHEREAS, in connection with operating the Business the Company owns the real property more fully set forth on Exhibit A attached hereto and made a part hereof (together with the improvements and fixtures thereon, the "Owned Land");

WHEREAS, also in connection with operating the Business, the Company leases the real property more fully set forth on Exhibit B attached hereto and made a part hereof (the "Leased Land", and with the Owned Land, collectively, the "Land");

WHEREAS, Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of the Seller;

		WHEREAS, Parent is subject to that certain Final Judgment, filed July 20, 1999 with the United States District Court for the District of Columbia, Civil No. 1:99CV01962 (the "Final Judgment"), pursuant to which Parent is required to divest certain assets, including the Business;

		WHEREAS, in accordance with the terms of the Final Judgment, Buyer desires to purchase and acquire all of the issued and outstanding shares of the Company, and Seller desires to sell such shares of the Company to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of Parent herein set forth;

WHEREAS, Parent desires that Buyer acquire all of the issued and outstanding shares of the capital stock of the Company upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises herein set forth;

WHEREAS, in connection with entering into this Agreement, Parent and Buyer desire to enter into that certain Asset Purchase Agreement among Buyer, Waste Connections of Colorado, Inc., a Delaware corporation, Allied Waste Transportation, Inc., a Delaware corporation, Inc., and Parent dated as of the date hereof (the "Asset Purchase Agreement").

	NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

ARTICLE 1.  DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK

Section 1.1.	Delivery of Shares.  Upon the terms and subject to
the conditions set forth in this Agreement, Seller shall, at the Closing (hereinafter defined), sell, assign, transfer and deliver to Buyer certificates representing all of the issued and outstanding shares of capital stock of the Company (the "Company Stock"). Seller shall transfer the Company Stock to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, "Adverse Claims").

Section 1.2.	Endorsement of the Company Stock.  Seller shall
deliver at Closing the certificates representing the Company Stock, duly endorsed in blank by or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled. Seller, at its sole expense, agrees to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

Section 1.3.	Description of Assets.  Seller and Buyer acknowledge
that the following assets, properties and contractual rights of the Company (hereinafter sometimes collectively called the "Assets"), wherever located, are intended to continue to be owned by the Company after the Closing, subject to the exclusions hereinafter set forth:

(a)	the Land (including all credits, buildings, fixtures,
personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by the Company that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and the Company's interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of the Company or the Land as a result of the abandonment thereof) or, if the Land is leased, all of the Company's leasehold interest in and to the Leased Land;

(b)	all permits, licenses, consents and approvals of every kind
necessary to operate the Business (the "Permits");

(c)	all equipment used or for use in the Business  and owned or
leased by the Company (the "Equipment"), including the equipment listed on Schedule 1.3(c), attached hereto and made a part hereof;

(d)	all of the motor vehicles used or for use in the Company's
operation of the Business and owned or leased by the Company, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any (the "Rolling Stock"), as the same are more completely described by manufacturer, model number and model year on Schedule 1.3(d), attached hereto and made a part hereof;

(e)	all of the Company's manual and automated billing and
accounting systems and components thereof, including all computer hardware, transferable software and transferable programs used or for use in the Business;

(f)	all of the Company's inventory of parts, tires and accessories of every kind, nature, and description used or for use in the Business (the "Inventory");

(g)	all right, title and interest of the Company in and to all
trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business and owned by the Company (including the name "Denver Regional Landfill"), except those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller or Parent;

(h)	all contractual rights of the Company with the Company's
customers (whether oral or in writing) relating to the Business (the "Customer Contracts"), all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Contracts (the "Related Approvals"), all collective bargaining agreements with any union and all employment agreements entered into by the Company, including those identified on Schedule 1.3(h) (which shall not include any employee benefit plans) (the "Employee Contracts"). A complete and accurate list of the Customer Contracts which account for 5% or more of the Company's revenues, the Related Approvals, and the Employee Contracts is set forth on Schedule 1.3(h), attached hereto and made a part hereof;

(i)	all right, title, and interest of the Company in and to the
telephone number(s) used in the operation of the Business;

(j)	all of the Company's shop tools, nuts and bolts relating to
the Company's operation of the Business;

(k)	all accounts receivable of the Company ("Accounts Receivable")
as of the close of business on the Closing Date (hereinafter defined); and

(l)	all of the goodwill of the Company.

Section 1.4.	Excluded Assets.  The parties agree that certain
assets (the "Excluded Assets") of the Company shall remain the property of Seller or its affiliates and shall not be assets of the Company as of the Closing. Such Excluded Assets are as follows:
(a) all cash on hand and on deposit of the Company, except as set forth in Section 1.6 hereof; (b) all, if any, real property and all buildings on and fixtures to all real property of the Company other than set forth in Section 1.3(a); (c) all contracts and contract rights and obligations of the Company (whether oral or in writing) other than the Customer Contracts, the Related Approvals, the Employee Contracts and the Permits and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments not relating to the Customer Contracts, the Related Approvals, the Employee Contracts, the Permits or the Business; and (d) all motor vehicles of the Company which are not Rolling Stock.

Section 1.5.	Non-Assignment of Certain Customer Contracts.
Notwithstanding anything to the contrary in this Agreement, to the extent that the sale of the Company Stock hereunder shall constitute an indirect assignment of a Customer Contract or a Real Estate Lease requiring the consent of any third party to a Customer Contract or a Real Estate Lease, neither this Agreement nor any action taken pursuant to its provisions shall constitute an indirect assignment or an agreement to assign if such indirect assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use reasonable efforts to assist Buyer to obtain the consent of such other party to such indirect assignment to Buyer. If such consent is not obtained, however, Seller shall have no liability or obligation to Buyer related thereto.

Section 1.6.	Proration of Cash on Hand.  The parties shall
prorate, as of the close of business on the Closing Date, all cash on hand or on deposit with the Company consisting of sums paid to the Company pursuant to the advance billing practice of the Company or otherwise representing a prepayment to the Company of services to be rendered after the Closing. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the Closing Date and Buyer shall be entitled to all such sums allocable to services to be performed thereafter.

ARTICLE 2.  PURCHASE PRICE

Section 2.1.	Purchase Price.  Subject to adjustment pursuant to
Section 2.2, at the Closing Buyer shall pay to Seller for the Company Stock the aggregate sum of $4,000,000 (the "Purchase
Price").

	Section 2.2.	Purchase Price Adjustments.

(a)	Debt Adjustment.  The Purchase Price shall be reduced at
Closing by an amount equal to the Company Debt, if any, paid or assumed by Buyer at Closing. This adjustment is referred to as the "Debt Adjustment." "Company Debt" means indebtedness for borrowed money having a maturity or due date in excess of one year, including the current and long-term portions of bank debt, mortgages, shareholder loans or notes payable, notes or loans payable, and remaining payments on capitalized and non-capitalized equipment leases.

(b)	Working Capital Adjustment.  The Company's ratio of current
assets to current liabilities (exclusive of current portions of long-term debt) shall not be less than 1.0 to 1.0 as of the Closing Date. The terms "Current Assets" and "Current Liabilities" shall have the meanings assigned to them under generally accepted accounting principles. If, as of the Closing Date, Current Liabilities exceed Current Assets, the amount of such excess shall be deducted from the cash portion of the Purchase Price. If, as of the Closing Date, Current Assets exceed Current Liabilities, the amount of such excess shall be added to the cash portion of the Purchase Price. Any such adjustment is referred to as the "Working Capital Adjustment" and is referred to collectively with the Debt Adjustment as the "Purchase Price Adjustments." Within 60 days after the Closing, Buyer shall deliver to Seller a statement setting forth the amount of the proposed Working Capital Adjustment. Subject to Section 2.2(c), if the Working Capital Adjustment is a positive amount, Buyer shall promptly pay to Seller such amount. Subject to Section 2.2(c), if the Working Capital Adjustment is a negative amount, Seller shall promptly pay to Buyer such amount.

(c)	Disputes.  If Seller disagrees with the proposed Working
Capital Adjustment, then the parties will have 45 days to resolve the dispute between themselves. If the parties have not resolved such dispute within such 45-day period, then Buyer and Seller shall submit the dispute to arbitration in accordance with the fast track procedures of the American Arbitration Association. Each of the parties to this Agreement agrees to be bound by the decision reached in such arbitration. All costs of the arbitration shall be paid by the party determined by the arbitrator(s) to be the non-prevailing party.

ARTICLE 3.  CLOSING

Section 3.1.	Time and Place of Closing.  Unless otherwise agreed
to by the parties hereto, this transaction shall be closed within five business days after the completion, satisfaction or waiver of each of the conditions to closing set forth in Articles 8 and 9 (the "Closing"). The Closing shall take place at the offices of Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012. The date on which the Closing occurs shall be referred to as the "Closing Date".

Section 3.2.	Deliveries by Seller and Parent.  At the Closing,
Seller and Parent shall deliver to Buyer, all duly executed:

(a)	the Company Stock as required by Section 1.1 hereof;

(b)	subject to Section 3.8, the Title Policy provided for in
Section 3.4;

(c)	the Solid Waste Disposal Agreement in substantially the form provided in Exhibit C;

(d)	certified copies of resolutions of the shareholder(s) (if
required) and director(s) of Seller and Parent authorizing the execution of this Agreement and the consummation of the transactions contemplated herein;

(e)	the written resignation of all officers and directors of the
Company;

(f)	such other separate instruments of sale, assignment, or
transfer reasonably required by Buyer or the Title Company (as defined in Section 3.4); and

(g)	such other documents reasonably requested by Seller and
Parent.

Section 3.3.	Deliveries by Buyer.  At the Closing, Buyer shall
deliver to Seller, all duly and properly executed (where applicable):

(a)	the Purchase Price provided in Section 2.1, by wire transfer of immediately available funds;

(b)	a certified copy of resolutions of the director(s) and
shareholder(s) (if required) of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(c)	the Solid Waste Disposal Agreement in substantially the form provided in Exhibit C; and

(d)	such other documents reasonably requested by Seller and
Parent.

Section 3.4.	Title Policy.  Seller shall furnish to Buyer one or
more extended coverage policies of title insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including such endorsements reasonably requested by Buyer and that are available in the state where the Land is located, insuring leasehold or fee simple title, whichever is applicable, to the Land to be in the Company subject only to the exceptions permitted by Section 3.5 hereof (the "Title Policy"); provided, however, that no Title Policy shall be required for any Leased Land not used as a landfill or transfer station. Seller shall deliver to Buyer a preliminary title commitment in respect of the Land (including Leased Land used for purposes other than a landfill or transfer station), together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, Seller. Such commitment and other documents shall be provided to Buyer within 30 days after the execution of this Agreement and at least 10 days before the Closing so that the Title Policy can be issued simultaneously with the Closing. Seller's obligations under this Section are subject to Section 3.8.

Section 3.5.	Permitted Encumbrances.  The Title Policy shall
insure the Company's interest in the Land to be free and clear of all encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect the Company's use of the Land for its current uses after Closing; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date;
(iii) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer prior to the Closing Date; and (iv) in the case of Leased Land, the Real Estate Lease. Seller on the one hand and Buyer on the other hand shall split equally all of the costs associated with the delivery of the Title Policy to Buyer.

Section 3.6.	Termination of Non-Competition Agreement with Bob
Mager. On or after the Closing Date, Buyer or one of its affiliates may hire Bob Mager ("Mager"), who is currently employed by Parent or one of its affiliates. Parent, on behalf of itself and its affiliates, agrees that Buyer may hire Mager and that effective on such hire, the Non-Competition Agreement dated January 19, 1999 between Summit Waste and Mager shall terminate and be of no further force or effect, including the provisions of Section 1 thereof.

Section 3.7.	Prorations and Charges.  The parties shall prorate
and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Land, based upon the last available tax duplicate. If the actual real estate taxes paid by Buyer in respect of the period of the proration exceed the credit given Buyer at closing for such taxes, Seller shall, upon presentation of appropriate paid tax bills, reimburse Buyer for any amounts incurred by Buyer for such taxes in excess of prorated credit. In addition, Seller shall be charged the following closing costs: (i) the state and local real estate transfer taxes and conveyance fee; and (ii) the cost of discharging any and all mortgages on the Owned Land.

		Section 3.8. Post Closing Title Work. Notwithstanding anything herein to the contrary, if as of the Closing Buyer has not yet received (i) a Title Commitment and all Schedule B items and other matters disclosed therein and/or (ii) had the time permitted under Section 3.5 to review same and/or (iii) a landlord's consent to an assignment of a Real Estate Lease, with respect to Leased
Land or (iv) a replatting of the Land if Seller is conveying less than 100% of such land pursuant to this Agreement, Buyer shall have the right to either (a) elect to close with respect to such Land; provided Seller agrees in writing at the Closing to provide such missing items promptly after the Closing, or (b) delay the Closing with respect to such parcel of Land only and close with respect to such Land when the missing items are obtained, with (1) Buyer and Seller to execute an agreement at Closing regarding the payment of the purchase price for such parcel(s); (2) the representations and covenants of Seller with respect to the applicable Land continuing until the extended closing date; and (3) Section 11.1 commencing as of the extended Closing Date of the applicable Land.

ARTICLE 4.  POST CLOSING COVENANTS

Section 4.1.	Removal of Identification.  Within six months after
Closing, Buyer shall remove from the Assets all visible names, symbols, trade names, service marks and logos of Seller or Parent other than the names specifically identified in Section 1.3(g), if any.

Section 4.2.	Further Assurance.  From time to time on and after
the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Parent, also without further consideration, agrees to cooperate with Buyer and to use its reasonable efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters affecting the Company and pertaining to all periods prior to the Closing Date.

Section 4.3.	Transition.  Neither Seller nor Parent will take any
action that is designed or intended to have the effect of discouraging any customer or business associate of the Company from maintaining the same business relationships with Buyer after the Closing that it maintained with the Company before the Closing. Seller and Parent will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Parent agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer.

Section 4.4.	Taxes.

(a)	Seller agrees that it shall be responsible, at its sole
expense, for the preparation of the Company's federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1999 and ending on the Closing Date. Buyer agrees to cooperate with Seller in the preparation of such returns. Seller further agrees that it shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Seller agrees to allow Buyer 20 business days to review such returns.

(b)	Seller agrees to make a timely Section 338(h)(10) election
pursuant to Regulation 1.338(h)(10)-1(d) jointly with Buyer with respect to the acquisition of the Company Stock on Form 8023A and in accordance with the instructions to such Form. Seller further agrees to report on its tax return the deemed sale gain resulting from such election in accordance with Section 338 and Regulation 1.338(h) (10)-1(e). Seller shall submit to Buyer for its review and approval a proposed valuation of the Assets deemed to have been sold at least 60 days prior to the due date for filing any tax return reporting such deemed sale gain. The parties agree to negotiate in good faith such valuation. Seller agrees to indemnify Buyer against any additional taxes that are incurred by Buyer as a result of the Section 338(h)(10) election.

		Section 4.5.	Bound by Final Judgment.  Buyer
acknowledges receipt of a copy of the Final Judgment and agrees to be bound by the provisions thereof as required by Section III(B) of the Final Judgment.

		Section 4.6	Agreement Not To Assert Challenges to
Rights. Seller and Parent agree that they will not, directly or indirectly following the Closing, assert any challenges to any of the Rights (as defined in Section 5.3) pertaining to the Assets.

	Section 4.7	Reimbursement of Closure and Post-Closure
Costs.

	(a)	Parent and Seller, jointly and severally, shall be fully
liable for, and shall indemnify and hold the Company and Buyer harmless from and against, all closure, post-closure and capping costs (the "Closure Costs"), if any, necessary or required to comply with all applicable environmental laws and regulations, and all permit and land use conditions (including without limitation general maintenance, monitoring, remediation and regulatory compliance, installation, maintenance and operation of wells, drainage facilities, gas, electrical and other systemic processes, preparation of surveys and reports, addressing geological issues, and responding to storm erosion and other conditions caused by weather), with respect to the landfill sites described on Annex III
(the "Landfill Sites"), all of which were owned or operated by the Company or another of Parent's Affiliates prior to the Closing
Date. For the period from the date of this Agreement through December 31, 1999, and thereafter for each calendar quarter (each, a "Compliance Period"), Seller shall notify the Company at least 10 days prior to commencement of such Compliance Period whether it elects to pay Closure Costs expected to be incurred during such Compliance Period (i) directly or (ii) through reimbursement of the Company and Buyer. If Seller elects to pay such Closure Costs directly, Buyer shall, or shall cause Company to, promptly send to Seller invoices for all Closure Costs incurred during the Compliance Period, and Seller or Parent shall promptly pay such Closure Costs directly. If Seller fails to pay such costs when due, the Company or Buyer may pay the same and be reimbursed by Parent and Seller. If Seller elects to reimburse the Company or Buyer for such costs, then, within 20 days after the end of each Compliance Period, the Company or Buyer on its behalf shall submit to Seller a detailed list of the Closure Costs paid or incurred by the Company or Buyer during such Compliance Period, together with such detailed receipts or other supporting materials as Seller shall reasonably request. Within 30 days after receipt of such list of Closure Costs, Seller or Parent shall reimburse the Company or Buyer, as the case may be, for the full amount of such Closure
Costs plus interest at the rate of seven and one-half percent (7-
1/2%) per annum from the date the Company or Buyer paid such Closure Costs through the date they are reimbursed by Seller. Any amount not paid within 30 days after receipt of such list of Closure Costs shall be subject to a late charge equal to the lower of one and one-half percent (1-1/2%) per month or the maximum rate permitted by applicable law. Buyer shall provide Seller periodic reports of anticipated material expenditures, and Seller shall have the right to inspect work giving rise to Closure Costs upon reasonable notice during normal business hours. If Seller disputes any of such Closure Costs, Seller or Parent shall nevertheless pay the amount not in dispute within such 30-day period and the parties shall attempt to resolve their differences with respect to the amount in dispute. If they are unable to resolve their differences within 60 days after Seller's receipt of such list of Closure
Costs, they shall submit the matter to binding arbitration in accordance with Section 2.2(c).

	(b)	Parent and Seller shall execute and deliver to Buyer a
Guaranty in the form of Exhibit D hereto, securing their obligations under Section 4.7(a) hereof until the Landfill Sites have been closed and all Closure Costs required to be paid or reimbursed to the Company or Buyer pursuant to Section 4.7(a) have been paid or reimbursed.

		Section 4.8	Termination of Non-competition Agreements.
Buyer and certain of its affiliates are parties to various non-competition agreements and arrangements with Browning-Ferris
Industries, Inc. and/or its affiliates (collectively, "BFI") listed on Annex IV. As additional consideration for Parent's and Sellers' execution and delivery of this Agreement and the Agreements listed on Annex II, Buyer hereby agrees, on behalf of it and its affiliates, that, upon the Closing of this Agreement: (i) all non-competition agreements and arrangements between Buyer and/or its affiliates and BFI listed on Annex IV are terminated and are of no further force or effect; and (ii) Buyer, on behalf of it and its affiliates, forever waives, releases and discharges any and all claims it has or may have against BFI under any such non-competition agreement or arrangement, including all claims arising after the date hereof through the Closing Date.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.

Seller and Parent, jointly and severally, represent and warrant to Buyer that, except as set forth in the schedules to Sections of this Article 5 to be delivered by Seller and Parent to Buyer in accordance with Section 9.8 (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"), the statements contained in this Article 5: (i) are correct and complete as of the date of this Agreement; (ii) except as set forth in the Disclosure Schedules, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and
(iii) shall survive the Closing in accordance with Section 11.1 hereof.

Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's and Parent's knowledge", such phrase shall mean the knowledge of the officers, directors and employees of the Company, Seller and Parent having significant responsibility for the operation of the Business, without inquiry.

Section 5.1.	Organization; Authority.

(a)	Each of Seller and Parent is a corporation duly organized,
validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities, to carry on its businesses in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on such corporation's business. Copies of Seller's Certificate of Incorporation (certified by the Secretary of State of Delaware) and Bylaws (certified by the Secretary of Seller) , each as amended, are attached hereto as Schedule 5.1.

(b)	Seller and Parent each have the full legal right, power and
authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. On or before the Closing, all corporate action of Seller and Parent necessary to approve the sale of the Company Stock by Seller shall have been taken, including director and shareholder approvals, if necessary. This Agreement has been, or prior to the Closing Date will have been, duly authorized, and has been duly executed by Parent and Seller and is the binding and valid obligation of Parent and Seller, enforceable against each of them in accordance with its terms.

(c)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Company's Business. Copies of the Company's Articles or Certificate of Incorporation (certified by the appropriate governmental authority) and Bylaws (certified by the Secretary of the Company), each as amended, are attached hereto as Schedule 5.1.

	Section 5.2.	Stock Ownership; Capitalization.  The
authorized equity securities of the Company and the number of shares of the Company which are issued and outstanding are as set forth on Annex I. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Company Stock, free and clear of all Adverse Claims. No legend or other reference to any purported encumbrance appears upon any certificate representing the Company Stock. All of the shares of the Company Stock have been duly authorized and validly issued and are fully paid and nonassessable, were offered, issued, sold and delivered by the Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Parent and Seller to Buyer correctly set forth all issuances, acquisitions and retirements of the Company Stock since the inception of the Company. The Company has never acquired any treasury stock. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate the Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by the Company of any securities of the Company (whether debt or equity). In addition, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. The Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.

Section 5.3	Permits; Proprietary Rights; Environmental
Documents. Attached as Schedule 5.3 is, to the best of Seller's and Parent's knowledge, a complete and accurate list as of the date hereof of all Permits, permit applications, titles (excluding motor vehicle titles and current registrations identified on Schedule 1.3(d)), fuel permits, licenses, franchises, certificates, trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by the Company related to the Assets (collectively, the "Rights"), none of which Rights, to the best of Seller's and Parent's knowledge, infringe on the rights of others and all of which, to the best of Seller's and Parent's knowledge, are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.3, there are no material defects in any Rights and such Rights are adequate for the Company's operation of the Business as presently constituted.

Section 5.4	Personal Property.

		(a)	Listed on Schedule 1.3(c) hereto is a complete and
accurate list of all Equipment. As of the Closing Date, each piece of Equipment will be operational and in a condition that is at least equal to the condition of such equipment as of the date of this Agreement.

		(b)	Listed on Schedule 1.3(d) hereto is a complete and
accurate list of all Rolling Stock. As of the Closing Date, each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock will be operational and in a condition that is at least equal to the condition of such equipment as of the date of this Agreement.

(c)	All of the Assets are either owned by the Company or leased
under an agreement indicated on Schedule 5.4(c). All leases set forth on Schedule 5.4(c) are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. No default by the Company or, to the best of Seller's and Parent's knowledge, any other party to any of such leases exists or would exist except for the passage of time or delivery of a notice or both.

(d)	At the Closing and upon Buyer's purchase of the Company Stock hereunder, subject to the provisions of Section 4.5 and except as disclosed on Schedule 5.4(d), the Company shall have good and marketable title to the Assets, free and clear of all debts (except operating lease payments pursuant to operating leases identified on
Schedule 5.4(d)), liens, encumbrances, security interests, equities or restrictions whatsoever. The Assets constitute all of the assets owned by the Company used in the Business and, to the best of Seller's and Parent's knowledge, include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business prior to Closing. The foregoing notwithstanding, no representation is made as to the effect of this transaction on any Permit, some of which may be nontransferable or require consent to the indirect transfer contemplated by this transaction.

		Section 5.5	Title to Real Property.

		(a)	The Company has good fee simple marketable title to
the Land, subject only to the matters permitted under Article 3 hereof and marketable title to the Leased Land. Except as set forth on Schedule 5.5(a), to the best of Seller's and Parent's knowledge:

			(i)	At all times during the operation of the
Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (as defined in Section 5.9) relating to the protection of the environment, the Land and the conduct of the Business thereon (including all zoning restrictions and land use requirements) and Seller has not received any notice of any violation of any Applicable Law.

			(ii)	The Land is usable for its current uses, and,
assuming any necessary regulatory approvals are obtained, the Land can be used by the Company after the Closing for its current uses in the manner currently operated by the Company, without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by, or threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of the Company to use the Land for its current uses after the Closing Date.

			(iii)	The Company, Parent and Seller have made
available to Buyer all engineering, geologic and other similar reports, documentation, plats and maps relating to the Land in the possession or control of the Company, Parent or Seller and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

			(iv)	The Company, Parent and Seller have delivered
to Buyer all existing leases, occupancy agreements or licenses or similar agreements and any amendment thereto in connection with the Land (collectively "Real Estate Leases"). Neither the Company,
Parent nor Seller is in default under any Real Estate Lease.

			(v)	Except in connection with Leased Land, no party
except the Company has a present or future right to possession of all or any part of the Land.

			(vi)	There are no pending or threatened condemnation
or eminent domain proceedings affecting all or any part of the Land.

			(vii)	There are no pending or threatened special
assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

			(viii)	Neither the Company, Parent nor Seller has
knowledge of any fact or condition which will result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

			(ix)	No written or oral commitments have been made
to any governmental authority, utility company, or any other organization, group, or individual, relating to the Land which would impose an obligation upon the Company or its successors or assigns to make any contribution or dedications of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

			(x)	All utilities serving the Land are supplied
directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and the operations of the Business.

			(xi)	The Company, Parent and Seller have not failed
to disclose to Buyer any material adverse fact or condition regarding the Land.

			(xii)	There are no unrecorded contracts, leases,
easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no person, firm or entity has any right of first refusal, option or the right to acquire all or any part of the Land.

			(xiii)	Seller is not a "foreign person" as the
term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

			(xiv)	Seller shall not cause or permit, nor
shall it permit the Company to cause or permit, any lien, encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability
("Title Defect") whatsoever to be placed of record, affecting the title insurance to be given Buyer pursuant to this Agreement or otherwise exist, from the date of this Agreement to the Closing or issuance of the Title Policy if as of the Closing the Title Policy is not issued, excepting, however, the matters permitted under
Article 3 above. If any Title Defect is so placed or recorded or otherwise exists contrary to the provisions hereof, the effect of which can be removed and/or eliminated by the payment of money, Seller shall immediately cause sufficient monies to be deposited with Buyer so as to enable Buyer to cause such Title Defect to be eliminated and/or removed of record.

		(b)	The Company has provided to the government agencies
requiring the same, all reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to such government agencies.

Section 5.6	Contracts.  Listed on Schedule 1.3(h) hereto is a
complete and accurate list of the Customer Contracts, Related Approvals and Employee Contracts as of the date hereof, true and complete copies of which have been made available to Buyer. To the best of Seller's and Parent's knowledge, none of the Customer Contracts, Related Approvals or Employee Contracts listed on
Schedule 1.3(h) has been modified, altered, terminated or otherwise amended in writing. To the best of Seller's and Parent's knowledge, all Customer Contracts and Employee Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and the Company is not in default in, nor has there occurred an event or condition (other than Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Contract or Employee Contract. Neither Parent, the Company nor Seller has received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract or Employee Contract. The foregoing notwithstanding, no representation is made as to the effect of the transactions contemplated by this Agreement on any Customer Contract or Employee Contract, some of which may require the consent of the other party thereto to the transactions contemplated by this Agreement.

Section 5.7	Insurance Policies.  Attached as Schedule 5.7 is a
complete and accurate list as of the date hereof of all insurance policies carried by the Company and an accurate list of all insurance loss runs and workers' compensation claims in the Company's possession for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. The Company's insurance has never been canceled and the Company has not been denied coverage within the last three years.

Section 5.8	Employees and Employee Benefits.

		(a)	Attached as Schedule 5.8(a) is a complete and
accurate list of all employees of the Company employed in connection with the Business and their rate of compensation as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Except as set forth on Schedule 5.8, each employee of the Company is an employee at will. Buyer shall be obligated to hire, or cause the Company to retain, all current employees of the Business as of the Closing.

(b)	Except as disclosed in Schedule 5.8(b), the Company has never established or promised to establish any Plan (as defined below) for the benefit of its employees. With respect to Plans disclosed in Schedule 5.8(b), the Company will make available to Buyer correct and complete copies of each such Plan and each material document prepared in connection with each such Plan. Except as set forth in Schedule 5.8(b), (i) none of such Plans is a multi-employer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of such Plans promises or provides retiree medical or life insurance benefits to any person; (iii) none of such Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); (iv) none of such Plans is or is required to be qualified under Section 401(a) of the Code;
(v) none of such Plans is subject to Title IV of ERISA; and (vi) the Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act of 1988, as amended, and no fact or event exists that could give rise to liability under such act. For purposes of this Agreement, "Plan" means: (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, formal or informal, legally binding or not, with respect to which the Company is a party, with respect to which the Company has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by the Company or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of the Company; and (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company remains secondarily liable under Section 4204 of ERISA.

Section 5.9	Compliance with Law; No Conflicts.

(a)	To the best of Seller's and Parent's knowledge, the Company
has in the past complied in all material respects with, and as of the date hereof is in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including zoning restrictions and land use requirements) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to the Company or the Business (collectively, the "Applicable Laws"). Neither Seller, the Company nor Parent has received any notice that the Company is under investigation or other form of review relating to the Business with respect to any Applicable Law; and

(b)	To the best of Seller's and Parent's knowledge, the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

	(i)	conflict with, or result in a breach or violation of the
Certificate of Incorporation or Bylaws of the Company;

	(ii)	conflict with, or result in a material breach under any
document, agreement or other instrument to which the Company, Seller or Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of the Company, Seller or Parent pursuant to: (A) any law or regulation to which the Company, Seller or Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which the Company, Seller or Parent is bound or any of their respective property is subject;

	(iii)	result in termination or any impairment of any
material permit, license, franchise, contractual right or other authorization of the Company; or

	(iv)	except with respect to the Final Judgment, and any
consents or filings required under any Permit or Customer Contract, require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect.

Section 5.10	Taxes.  The Company has filed, or will file, in a
timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date. No federal, state, local or other tax returns or reports filed by the Company (whether filed prior to, on or after the date hereof) with respect to the Company will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable by the Company have been paid, including all federal, state and local income, sales, use, franchise, excise and property taxes. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against the Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for taxes has been received.

Section 5.11	Litigation.  Except as set forth on Schedule 5.11,
there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise, pending or, to the best of Seller's and Parent's knowledge, threatened, against the Company, Seller or Parent relating to the Company, the Company Stock or the Assets, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by the Company, Seller or Parent; and, to the best of Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.11 are all instances where the Company, Seller or Parent is the plaintiff, or complaining or moving party in any way related to the Company, the Company Stock or the Assets.

Section 5.12	Absence of Price Renegotiation Contracts.  The
Company is not now a party to any governmental contracts which are subject to price redetermination or renegotiation.

Section 5.13	Conduct of the Company's Business.  Since January 1,
1999, except as disclosed on Schedule 5.13, there has not been any:

(a)	change in the authorized capital or equity ownership of the
Company;

(b)	work interruption, labor grievance or unfair labor practice
claim filed relating to the Company;

(c)	sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring consent of any party to the transfer and assignment of any of the Assets;

(d)	waiver of any material rights or claims of the Company related to the Assets;

(e)	material breach, amendment or termination of any Customer
Contract;

(f)	transaction by the Company outside the ordinary course of its business;

(g)	amendment to the Articles or Certificate of Incorporation or
Bylaws of the Company;

(h)	any other material occurrence, event, incident, action or
failure to act outside the ordinary course of business of the Company; or

(i)	any action by the Company, Seller, Parent, or any employee,
officer or agent of the Company, Seller or Parent committing to do any of the foregoing.

Section 5.14	Hazardous Materials; Disposal Sites.  Except as set
forth on Schedule 5.14, to the best of Seller's and Parent's knowledge, the Company has never owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). To the best of Seller's and Parent's knowledge, there have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials. No liens with respect to environmental liability have been imposed against the Company or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. Further, to the best of Seller's and Parent's knowledge, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any state and neither the Company, Seller nor Parent is listed as a potentially responsible party with respect to the Assets or as a result of the operation of the Business or the Assets under CERCLA, any comparable state statute or other Applicable Law, and neither the Company, Seller nor Parent has received a notice of such listing, and to the best of Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing.

Included on Schedule 5.14 is, to the best of Seller's and Parent's knowledge, a complete list of the names and addresses of all disposal sites, other than the Business, at any time now or in the past utilized by the Company, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list. No notice of any of the above has been received by Seller or Parent, and to the best of Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing.

Section 5.15	Underground Storage Tanks.  To the best of Seller's
and Parent's knowledge, except as set forth on Schedule 5.15, no underground storage tanks containing petroleum products or wastes or other Hazardous Materials regulated by 40 CFR 280 or other Applicable Laws are currently or have been located on any Land. As to each such underground storage tank ("UST") identified on
Schedule 5.15, Parent and Seller have provided to Buyer, on
Schedule 5.15:

	(a)	the location of the UST, information and material,
including any available drawings and photographs, showing the location, and whether the Company currently owns or leases the property on which the UST is located (and if the Company does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

	(b)	the date of installation and specific use or uses of the
UST;

	(c)	copies of tank and piping tightness tests and cathodic
protection tests and similar studies or reports for each UST;

	(d)	a copy of each notice to or from a governmental body or
agency relating to the UST;

	(e)	other material records with regard to the UST, including
repair records, financial assurance compliance records and records of ownership; and

	(f)	to the extent not otherwise set forth pursuant to the
above, a summary description of instances, past or present, in which, to the best of Seller's and Parent's knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

	Except to the extent set forth on Schedule 5.15, the Company has complied with Applicable Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on
Schedule 5.15.

	Section 5.16	Financial Statements; Books and Records.

		(a)	The books of account and other financial records of
the Company: (i) have been maintained, and reflect all items of income and expense and all assets and liabilities required to be reflected therein, in accordance with good business and accounting practices; and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

		(b)	There are no liabilities of the Company, other than
liabilities (i) reflected or reserved against on Company's books of account and other financial records, or (ii) such other liabilities that do not and could not result in, individually or in the aggregate, a material adverse effect.

	Section 5.17	Corrupt Practices.  Neither the Company, Seller
nor Parent has ever made, offered or agreed to offer anything of value to any employees of any customers of the Company for the purpose of attracting business to the Company or to any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

	Section 5.18	Representation Concerning Totality of Assets.
The Company owns, leases or has the legal right to use all the properties and assets, including the Land, the Permits, the Customer Contracts and the Equipment, used or intended to be used in the conduct of the Business, and, with respect to contract rights, the Company is a party to and enjoys the benefit of all contracts, agreements and other arrangements used or intended to be used by the Company in or relating to the conduct of the Business. Except as disclosed in the Disclosure Schedules, the Company has good and marketable title to, or, in the case of leased or subleased properties or assets, valid and subsisting leasehold interests in all such assets and properties, free and clear of all Adverse Claims except those that do not affect the use or value of such assets and properties, and such assets and properties constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business. If additional assets or rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business are identified post-Closing as not having been adequately included in the assets obtained by Buyer by virtue of the purchase of the Company Stock, Seller shall promptly transfer and assign to Buyer such assets or rights as part of the purchase price and without additional consideration. Any real property assets so identified shall be transferred and assigned in accordance with the provisions of Article 3 hereof.

	Section 5.19	Complete Disclosure.  To the best of Seller's
and Parent's knowledge, this Agreement and the schedules hereto and all other documents and written information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of Buyer or its employees or representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Parent or Seller becomes aware of any fact or circumstance which would change a representation or warranty of Seller or Parent in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer. None of (i) such notification,
(ii) any pre-closing investigation by Buyer of the Company, the Assets or the Business, or (iii) the closing contemplated by this Agreement, shall relieve Parent or Seller of their obligations under this Agreement, including the representations and warranties made in this Article 5.

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants that the statements contained in this
Article 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
6); and (iii) shall survive the Closing in accordance with Section
11.1.

Section 6.1	Corporate Organization.  Buyer is a corporation duly
incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

Section 6.2	Authority.  The officers of Buyer executing this
Agreement have the corporate authority to enter into and bind Buyer to the terms of this Agreement. On or before the Closing, all corporate action by Buyer necessary to approve this Agreement and the transactions contemplated hereby, including both shareholder and director approvals (if required) shall have been taken.

Section 6.3	No Conflicts.  The execution, delivery and
performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

(a)	conflict with, or result in a breach or violation of the
Articles of Incorporation or Bylaws of Buyer;

(b)	conflict with, or result in a material breach under any
document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (A) any law or regulation to which Buyer or any of its property is subject, or (B) any judgment, order or decree to which Buyer is bound or any of its property is subject; or

(c)	except with respect to the Final Judgment and any consents or filings required under any Permit or Customer Contract, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

Section 6.4	Binding Agreement.  This Agreement is the binding
and valid obligation of Buyer, enforceable against it in accordance with its terms.

ARTICLE 7  COVENANTS OF PARENT AND SELLER PRIOR TO CLOSING

Section 7.1	Access to Land and Records.  Between the date of
this Agreement and the Closing Date, Seller will cause the Company to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), sites, books and records of the Company, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the Assets and the assumed obligations set forth in Section 10.2 hereof as Buyer may from time to time reasonably request. Seller will cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof.

Section 7.2	Activities of Seller Prior to Closing.  With respect
to the Company and the Assets, between the date of this Agreement and the Closing Date, Seller will cause the Company to:

(a)	maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(b)	perform all of its obligations under the Permits, Customer
Contracts, Related Approvals and Employee Contracts;

(c)	keep in full force and effect present insurance policies,
bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

(d)	use reasonable efforts to maintain its relationships with
suppliers, customers, consultants, independent contractors and others having business relations with the Company;

(e)	maintain material compliance with all Applicable Laws;

(f)	maintain and perform present debt and lease instruments in
accordance with their terms and not enter into new or amended debt or lease instruments related to the Assets, without the prior written consent of Buyer; and

(g)	provide all reasonable assistance to Buyer to provide for an orderly transfer of the Company from Seller to Buyer.

Section 7.3	Prohibited Activities Prior to Closing.  Between the
date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior written consent of
Buyer:

(a)	change the authorized capital, admit new shareholders or
permit the withdrawal of existing shareholders of the Company, or grant any options, warrants, puts, calls, conversion rights or commitments relating to the Company's equity interests of any kind;

(b)	incur or agree to incur any liability or make any capital
expenditures related to the Assets in excess of an aggregate of $150,000;

(c)	enter into any new mortgage, pledge or other lien or
encumbrance upon any Asset;

(d)	breach, amend or terminate, any Customer Contract or Related
Approvals in any material manner;

(e)	enter into any transaction outside the ordinary course of the business of the Company or otherwise prohibited hereunder;

(f)	allow any other action or omission, or series of actions or
omissions, by Seller or Parent that would cause a representation and warranty of Seller and Parent made in Section 5.13 of this Agreement to be untrue on the Closing Date; or



	(g)	grant any compensation increases other than in the
ordinary course of business consistent with past practice.

Section 7.4	Contact with Government Officials.  Seller and
Parent shall each use their best efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over the Company, Seller, the Parent or the Land, Assets or obligations or rights of the Company, including environmental and land use agencies and officials, in order to assist Buyer in completing its regulatory evaluation of the Company and its obligations and arranging for the transfer of, or obtaining any consent required for the transfer of, any Rights or Permits.

		Section 7.5	Public Announcements.  Between the date of
this Agreement and the Closing Date, Buyer and Seller will prepare a mutually acceptable written announcement concerning this transaction. Except with respect to the Final Judgment or as may otherwise be required by law or the requirements of the New York
Stock Exchange, the Nasdaq Stock Market or the Securities and
Exchange Commission, neither Buyer nor Seller shall make any additional public announcements without the prior consent of the other party.

		ARTICLE 8  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
AND SELLER

The obligations of Parent and Seller hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

Section 8.1	Representations and Warranties.  The representations
and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

Section 8.2	Consents.  All necessary notices to, consents of and
filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

Section 8.3	Corporate Approval.  The boards of directors of
Seller and Parent shall have approved the transactions contemplated by this Agreement.

Section 8.4	No Adverse Proceeding.  No action or proceeding
before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

Section 8.5	Simultaneous Closings.  The consummation of the
transactions identified on Annex II shall occur simultaneously with the Closing.

		Section 8.6.	Final Judgment.  There shall have been
received all consents and approvals with respect to the transactions contemplated by this Agreement as required by the Final Judgment.

ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

Section 9.1	Representations and Warranties.  The representations
and warranties of Seller and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and a certificate to the foregoing effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement, dated the Closing Date and signed by Seller and Parent shall have been delivered to Buyer. The foregoing notwithstanding, Seller and Parent agree that no limitation of any representation or warranty shall restrict Buyer's right to terminate this Agreement if any such representation or warranty as set forth in Article 5 is inaccurate as of the Closing Date.

Section 9.2	Covenants.  Each and all of the terms, covenants and
conditions of this Agreement to be complied with and performed by Seller and Parent on or before the Closing Date shall have been duly complied with and performed.

Section 9.3	No Adverse Proceeding.  No action or proceeding
before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

Section 9.4	Corporate Approval.  The board of directors of Buyer
shall have approved the transactions contemplated by this Agreement.

Section 9.5	No Adverse Change.  No material and adverse change
in the results of operations, financial condition or business of the Company shall have occurred since January 1, 1999.

Section 9.6	Simultaneous Closings.  The consummation of the
transactions identified on Annex II shall occur simultaneously with the Closing.

Section 9.7	Consents.  All necessary notices to, consents of and
filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein to be made or obtained by Seller or Parent shall have been obtained and made by Seller or Parent, and Buyer shall have determined, in its sole discretion, that Buyer has obtained all of the consents it deems necessary under any Customer Contract requiring consent to assignment by virtue of the transaction contemplated hereunder.

		Section 9.8.  Delivery of Disclosure Schedules.

		(a)	Seller shall have delivered to Buyer complete and
final Disclosure Schedules at least seven business days prior to the scheduled date for Closing and such Disclosure Schedules must have been determined by Buyer to be reasonably acceptable to it.

		(b)	In the event that Seller is unable to deliver
complete and final Disclosure Schedules to Buyer by such time, Seller shall nevertheless deliver to Buyer such complete and final Disclosure Schedules as promptly as practicable thereafter and prior to Closing. The parties further agree that should Buyer object to any item or items on such Disclosure Schedules, Buyer and Seller shall negotiate in good faith and shall take such actions as are reasonably necessary to resolve the matters relating to such objection prior to Closing (it being understood that no Closing shall take place until the parties mutually resolve such matters in dispute).

Section 9.9	Good Standing Certificates.  Parent shall have
delivered to Buyer a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that the Company is in good standing in its state of incorporation.

Section 9.10	Updated Agreements.  Parent shall have delivered to
Buyer a schedule (Schedule 9.10) dated as of the Closing Date, listing all agreements entered into by the Company relative to the Business or the Assets since the date of Schedule 1.3(h), which new agreements must be determined by Buyer to be acceptable, in its sole discretion.

Section 9.11	Transferability of Permits.  Buyer shall have
determined, in its sole discretion and after consultation with Seller and Parent, that as a result of this transaction all of the Permits required for the operation of the Business have been transferred to Buyer, or can be so transferred without public hearing or other regulatory re-approval process.

Section 9.12	[Intentionally Omitted]

Section 9.13	Title Policy.  Subject to Section 3.8, the Title
Company shall have issued the preliminary title commitment and shall have agreed to issue the Title Policy in each case in accordance with Article 3 and otherwise acceptable to Buyer.

		Section 9.14	Due Diligence Review.  Buyer must have
received results satisfactory to it, in its sole discretion, from a financial, operational, title and environmental review of the Company.

		Section 9.15	General.  All actions taken by Parent and
Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

		Section 9.16.	Final Judgment.  There shall have been
received all consents and approvals with respect to the transactions contemplated by this Agreement as required by the Final Judgment.

		Section 9.17.	Completion of Audit.  Buyer's independent
auditors, Ernst & Young LLP, shall have completed their audit of the books and records of the Company to the reasonable satisfaction of Buyer within 30 days after the date of this Agreement.

ARTICLE 10  EMPLOYEES

Section 10.1. Employees. The following shall apply with respect to non-union employees of the Company hired by Buyer within 30 days following the Closing Date or retained by the Company as of the Closing ("Hired Employees"):

(a)	Buyer shall waive, or cause to be waived, (A) all waiting
periods for a Hired Employee to become eligible for participation in all of the benefit plans generally available for the employees of Buyer or its affiliates, except that Buyer may require compliance with applicable waiting periods for participation in 401(k) plans, pension plans and long-term disability plans, and (B) limitations respecting "pre-existing conditions" in the applicable medical insurance plan or plans, except for any condition of a Hired Employee which was not covered under Seller's medical insurance plan during such employee's employment with Seller.

(b)	Buyer shall count each Hired Employee's years of continuous
service with Seller or its affiliates for purposes of determining vacation benefits under Buyer's vacation plan; however, the Hired Employee shall not be entitled to use any vacation accumulated during employment with Seller and its affiliates.

(c)	If Buyer terminates a Hired Employee without cause within 60 days after the Closing Date, Buyer shall pay such Hired Employee severance equal to two (2) weeks current base pay for every one year of such employee's continuous service with Seller or its affiliates.

(d)	With respect to Hired Employees, the parties agree that no
COBRA qualifying event will have occurred, and therefore that no COBRA notices will be given by Seller or Buyer. If Buyer cannot bring Hired Employees into its medical insurance plan on the Closing Date, then Seller shall continue to provide such coverage for the Hired Employees until the date they are so brought into Buyer's plan, and Buyer shall promptly reimburse Seller on demand for the costs of such coverage.

ARTICLE 11  INDEMNIFICATION

Section 11.1	Survival of Representations, Warranties and
Covenants. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for two years after the Closing Date; provided, however, that the representations and warranties in Sections 5.5, 5.14 and 5.15 shall survive for a period of three years, the representations and warranties in Sections 5.1, 5.2, 5.10, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period, and the covenants set forth in Sections 4.7, 4.8 and 11.2(c) shall survive indefinitely.

Section 11.2	Indemnification by Parent and Seller.  Seller and
Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, members, managers, employees, successors and assigns (the "Buyer Indemnified Parties") at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent (collectively, "Losses") incurred by the Buyer Indemnified Parties as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Parent (including those relating to the Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Seller made in this Agreement;
(c) the Company's ownership or operation of any landfill prior to the Closing Date; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) and (b) of this Section 11.2 had been satisfied.

Section 11.3	Indemnification by Buyer.  Buyer agrees that it will
indemnify, defend (as to third party claims only), protect and hold harmless Seller and Parent, and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, members, managers, employees, successors and assigns (the "Seller Indemnified Parties") at all times from and after the Closing Date from and against all Losses incurred by any of the Seller Indemnified Parties as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; and (iii) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (b) of this Section 11.3 had been satisfied.

Section 11.4	Limitation on Liability.  The indemnification
obligations set forth in this Article 11 shall apply only if a Closing occurs and then only after the aggregate amount of such obligations exceeds $250,000, when combined with the indemnification obligations in the agreements listed on Annex II, at which time the indemnification obligations shall be effective as to all amounts, including the initial $250,000. Further, the indemnification obligations set forth in this Article 11 shall be limited to an aggregate amount not to exceed $10,000,000 when combined with the indemnification obligations in the agreements listed on Annex II. Notwithstanding the foregoing, the $250,000 and $10,000,000 shall not apply to the indemnification obligations on account of a breach of the covenants set forth in Section 4.7, 4.8, 4.9 or 11.2(c).

Section 11.5	Procedure for Indemnification with Respect to Third
Party Claims.

(a)	If any third party shall notify a party to this Agreement (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing;
provided, however, that no delay on the part of the Indemnified
Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)	Any Indemnifying Party will have the right to defend the
Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

(d)	In the event or to the extent that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however,
(i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section
11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified
Party handled the Third Party Claim.

ARTICLE 12  TERMINATION OF AGREEMENT

Section 12.1	Termination by Buyer.  Buyer, by notice in the
manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Parent or Seller of any representation or warranty of Parent or Seller herein or in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

Section 12.2	Termination by Seller.  Seller may, by notice in the
manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer of any representation or warranty of Buyer herein or in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured on or before the Closing Date.

		Section 12.3.	Termination due to Final Judgment.  This
Agreement will terminate automatically if the United States objects pursuant to and in the manner contemplated by Section VI of the Final Judgment.

ARTICLE 13  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 13.1	Nondisclosure by Seller and Parent.  Seller and
Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and Parent each agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Seller and Parent, unless such information becomes known to the public generally through no fault of Seller or Parent. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

Section 13.2	Nondisclosure by Buyer.  Buyer recognizes and
acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Buyer agrees that it will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

ARTICLE 14  GENERAL

Section 14.1	Assignment; Binding Effect; Amendment.  This
Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

Section 14.2	Entire Agreement.  This Agreement is the final,
complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 14.3	Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 14.4	No Brokers.  Seller and Parent represent and warrant
to Buyer and Buyer represents to Seller and Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys, fees, litigation costs and other expenses relating to such claim.

Section 14.5	Expenses of Transaction.  Whether or not the
transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Seller will pay the fees, expenses and disbursements of the Company, Seller and Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Seller under this Agreement. All such fees, expenses and disbursements of Parent and Seller shall be paid by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense.
Parent and Seller represent and warrant to Buyer that Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

Section 14.6	Notices.  All notices or other communications
required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

(a)	If to Buyer, addressed to it at:

Waste Connections, Inc.

2260 Douglas Boulevard, Suite 280

Roseville, CA  95661

ATTN:  Ronald J. Mittelstaedt

Fax:  (916) 772-2920

with a copy to:

Robert D. Evans, Esq.

Shartsis, Friese & Ginsburg LLP

One Maritime Plaza, 18th Floor

San Francisco, CA  94111

Fax:  (415) 421-2922

(b)	If to Seller, addressed to it at:

Allied Waste North America, Inc.

15880 N. Greenway-Hayden Loop, Suite 100

Scottsdale, AZ  85260

ATTN:  Rick Wojahn

with a copy to:

Allied Waste Industries, Inc.

15880 N. Greenway-Hayden Loop, Suite 100

Scottsdale, AZ  85260

ATTN:  Steve Helm, General Counsel

and a copy to:

W. T. Eggleston, Jr., Esq.

Fennemore Craig, P.C.

3003 North Central Avenue, Suite 2600

Phoenix, AZ  85012

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section. Notwithstanding the foregoing, notices and other communications regarding title matters shall be provided only to: (a) if to Seller, addressed to Ginger Perry, Esq., Fennemore Craig, P.C., 3003 N. Central Avenue, Suite 2600, Phoenix, Arizona 85012; and (b) if to Buyer, addressed to Winnifred C. Ward, Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, 18th Floor, San Francisco, CA 94111.

Section 14.7	Governing Law.  This Agreement shall be governed by
and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

Section 14.8	No Waiver.  No delay of or omission in the exercise
of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

Section 14.9	Time of the Essence.  Time is of the essence of this
Agreement.

Section 14.10	Captions.  The headings of this Agreement are
inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 14.11	Severability.  In case any provision of this
Agreement shall not in any way be affected or impaired thereby.

Section 14.12	Construction.  The parties have  participated
jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

Section 14.13	Standstill Agreement.  Unless and until this
Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller will not directly or indirectly solicit offers for the Assets or the Company Stock or for a merger or consolidation involving the Company, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Company by merger, consolidation or other combination or acquiring any of the Assets of the Company; nor will Parent permit Seller or the Company to do any of the foregoing, unless the Board of Directors of the affected party shall have concluded in good faith, after consultation with its legal counsel, that doing any of the foregoing is required in order to comply with its fiduciary duties to the stockholders of the affected party under applicable law.

[Signatures appear on next page]

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:

WASTE CONNECTIONS, INC.


By:	_______________________
Its:	_______________________


SELLER:

ALLIED WASTE SYSTEMS HOLDINGS, INC.


By:	_______________________
Its:	_______________________


PARENT:

ALLIED WASTE INDUSTRIES, INC.


By:	_______________________
Its:	_______________________



										   EXHIBIT 10.2

				ASSET PURCHASE AGREEMENT

						Among

			WASTE CONNECTIONS OF COLORADO, INC.

					    (Buyer)

						 and

			ALLIED WASTE TRANSPORTATION, INC.

				BFI SERVICES GROUP, INC.

				 (Collectively, Seller)

						and

			  ALLIED WASTE INDUSTRIES, INC.

					   (Parent)


				ASSET PURCHASE  AGREEMENT

		THIS ASSET PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of October 15, 1999, among Waste Connections of Colorado, Inc., a Delaware corporation ("Buyer"); Allied Waste Transportation, Inc., a Delaware corporation, and BFI Services Group, Inc. (collectively, "Seller"); and Allied Waste Industries, Inc., a Delaware corporation ("Parent").

		WHEREAS, Seller owns or leases real property located in Colorado and more fully described in Section 1.1(a) and on Exhibit
A attached hereto and made a part hereof (the "Land"), and Seller operates thereon fully permitted transfer station and/or hauling operations (the "Business");

		WHEREAS, Parent is subject to that certain Final Judgment, filed July 20, 1999 with the United States District Court for the District of Columbia, Civil No. 1:99CV01962 (the "Final Judgment"), pursuant to which Parent is required to divest certain assets, including the assets comprising the Business;

		WHEREAS, in accordance with the terms of the Final Judgment, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

		WHEREAS, Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Seller;

		WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of Parent set forth herein;

		WHEREAS, Parent desires that Seller sell such assets, properties and contractual rights to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises set forth herein;

		WHEREAS, in connection with entering into this Agreement the parties or their affiliates desire to enter into that certain
Stock Purchase Agreement among Waste Connections, Inc., a Delaware corporation and the parent of Buyer ("WCI Parent"), Allied Waste
Systems Holdings, Inc., a Delaware corporation, and Parent dated as of the date hereof (the "Stock Purchase Agreement");

		WHEREAS, WCI Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Buyer;
and

		WHEREAS, Seller and Parent are unwilling to enter into this Agreement without the guaranty by WCI Parent of the obligations of Seller under this Agreement.

		NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

ARTICLE 1.  DESCRIPTION OF ASSETS

		Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will, on the Closing Date, grant, convey, sell, transfer and assign to Buyer the following assets, properties and contractual rights of Seller, wherever located, subject to the exclusions set forth in
Section 1.2:

		(a)	the Land (including all credits, buildings,
fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by Seller that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and Seller's interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of Seller or the Land as a result of the abandonment thereof or, if the Land is leased, all of Seller's leasehold interest in and to the Land and improvements thereon that are the subject of the Real Estate Leases (as defined in Paragraph 5.5(a)(iv)) (the "Leased Land");

		(b)	all permits, licenses, consents and approvals of
every kind necessary and appropriate to operate the Business (the
"Permits");

		(c)	all equipment used or for use in the Business and
owned or leased by Seller (the "Equipment") including the equipment listed on Schedule 1.1(c), attached hereto and made a part hereof;

		(d)	all of the motor vehicles used or for use in the
Business and owned or leased by Seller, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any (the "Rolling Stock"), as the same are more completely described by manufacturer, model number and model year on Schedule 1.1(d), attached hereto and made a part hereof;

		(e)	all of Seller's manual and automated billing systems
and components thereof, including all computer hardware, transferable software and transferable programs used or for use in the Business;

		(f)	all of Seller's inventory of parts, tires and
accessories of every kind, nature, and description used or for use in the Business (the "Inventory");

		(g)	all of Seller's right, title and interest in and to
all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used in the Business and owned by Seller, Parent or any affiliate thereof (including the name "Jordan
Road Transfer Station"), except those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller or Parent or any affiliate thereof;

		(h)	all contractual rights of Seller with Seller's
customers (whether oral or in writing) relating to the operation of the Business (the "Customer Contracts"), all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Contracts (the "Related Approvals"), and all employment contracts and collective bargaining agreements with any union (but excluding employee benefit plans)
(the "Employee Contracts"), a complete and accurate list of the Customer Contracts which account for 5% or more of Seller's revenues from the operation of their respective Businesses, the Related Approvals and the Employee Contracts is set forth on
Schedule 1.1(h), attached hereto and made a part hereof;

		(i)	all right, title, and interest of Seller in and to
the telephone number(s) used in the operation of the Business;

		(j)	all of Seller's shop tools, nuts and bolts relating
to the Business;

		(k)	all accounts receivable of Seller related to the
Business ("Accounts Receivable") as of the close of business on the date of Closing (hereinafter defined); and

		(l)	all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

		Section 1.2. Excluded Assets. The parties agree that certain assets of Seller shall remain the property of Seller or its affiliates and shall not be sold to Buyer as of the Closing (the "Excluded Assets"). Such Excluded Assets are as follows: (a) all cash on hand, cash reserves and cash on deposit of Seller, except as set forth in Section 1.4 hereof; (b) all, if any, real property and all buildings on and fixtures to all real property of Seller other than set forth in Section 1.1(a); (c) all contracts and contract rights and obligations of Seller (whether oral or in writing), other than the Customer Contracts, the Related Approvals, the Employee Contracts, and the Permits; (d) all motor vehicles of Seller which are not Rolling Stock; and (e) all other assets of Seller that do not relate to the Business.

		Section 1.3. Non-Assignment of Certain Customer Contracts and Permits. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Contract or Permit shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and Buyer shall each use best efforts to obtain the consent of such other party to such assignment to the Buyer.

		Section 1.4. Proration of Cash on Hand. The parties shall prorate, as of the close of business on the Closing Date, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing. Each Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the Closing Date and the Buyer shall be entitled to all such sums allocable to services to be performed thereafter.

ARTICLE 2.  PURCHASE PRICE

		Section 2.1. Purchase Price. Subject to adjustment pursuant to the remainder of this Article 2, at the Closing Buyer shall pay to Seller for the Assets the aggregate sum of $18,000,000 (the "Purchase Price").

		Section 2.2. Purchase Price Adjustment for Accounts Receivable. In addition to the sums payable pursuant to Section 2.1, Buyer shall pay to Seller on a dollar-for-dollar basis a sum equal to the amount of Seller's accounts receivable (the "Accounts Receivable") that are less than 60 days old; $.50 on the dollar for all of the Accounts Receivable that are between 61 and 90 days old and zero for any Accounts Receivable that are more than 90 days old as of the Closing Date (with the age to be determined as of the last day of the month preceding the month in which the Closing Date occurs). Attached hereto as Schedule 2.2 is a true and complete list of all Accounts Receivable including an aging of all accounts and notes receivable showing amounts due in 30 day aging categories.

ARTICLE 3.  CLOSING

		Section 3.1. Time and Place of Closing. Unless otherwise agreed to by the parties hereto, this transaction shall be closed within five business days after the completion, satisfaction or waiver of each of the conditions to closing set forth in Articles 8 and 9 (the "Closing"). The Closing shall take place at the offices of Fennemore Craig, P.C., 3003 N. Central Avenue, Suite 2600, Phoenix, Arizona 85012. The date on which the Closing occurs shall be referred to as the "Closing Date."

		Section 3.2. Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer, all duly executed:

		(a)	subject to Section 3.8, a special warranty deed (the
"Deed") conveying to Buyer good and marketable fee simple title to each piece of Land subject only to the Permitted Encumbrances
(hereinafter defined) or, if Leased Land, an assignment of all of Seller's rights, title and interest under the Real Estate Leases for the Land upon the same terms and conditions without any changes thereto, containing the consent of the landlord if required, and appropriate estoppel language if possible (the "Assignment, Assumption and Consent to Leased Land");

		(b)	subject to Section 3.8, the Title Policy provided
for below;

		(c)	subject to Section 3.8, the Survey provided for
below;

		(d)	a General Conveyance, Assignment and Bill of Sale in
form and substance reasonably satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (other than the Land and Leased Land) (the "Bill of Sale");

		(e)	a sworn affidavit stating, under penalty of perjury,
that Seller is not a "foreign person" as defined under the Internal
Revenue Code of 1986, as amended ("Code"), or other appropriate evidence that Buyer is not required to withhold taxes under Section
1445(a) of the Code;

		(f)	certified copies of resolutions of the board of
directors of Seller and Parent authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller;

		(g)	evidence of the payment in full of all debts,
judgments, liens, financing statements or deeds of trust, and releases and satisfactions thereof encumbering the Assets, excluding any obligations under any operating leases for any of the Assets;

		(h)	the Solid Waste Disposal Agreement in substantially
the form provided in Exhibit C; and

		(i)	such other separate documents or instruments of
sale, assignment, or transfer reasonably required by Buyer or the Title Company (as defined in Section 3.4) to consummate the transactions contemplated by this Agreement.

		Section 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller all duly and properly executed (where applicable):

		(a)	the purchase price provided in Section 2.1 by wire
transfer of immediately available funds;

		(b)	the guaranty of WCI Parent in the form of Exhibit B
(the "Guaranty");

		(c)	certified copies of resolutions of the board of
directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, along with an incumbency certificate of Buyer;

		(d)	certified copies of resolutions of the board of
directors of WCI Parent authorizing the execution and delivery of the Guaranty and the consummation of the transactions contemplated therein, along with an incumbency certificate of WCI Parent;

		(e)	Assignment, Assumption and Consent to Leased Land;

		(f)	the Solid Waste Disposal Agreement in substantially
the form provided in Exhibit C; and

		(g)	such other separate instruments of sale, assignment,
or transfer reasonably required by Seller to consummate the transactions contemplated by this Agreement.

		Section 3.4. Title Policy. Seller shall furnish to Buyer one or more extended coverage policies of title insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including such endorsements reasonably requested by Buyer and that are available in the state where the Land is located, insuring leasehold or fee simple title, whichever is applicable, to the Land to be in Buyer subject only to the exceptions permitted by Section 3.5 hereof (the "Title
Policy"); provided, however, that no Title Policy shall be required for any Leased Land not used as a landfill or transfer station. Seller shall deliver to Buyer a preliminary title commitment in respect of the Land (including Leased Land used for purposes other than a landfill or transfer station), together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, Seller. Such commitment and other documents shall be provided to Buyer within 30 days after the execution of this Agreement and at least 10 days before the Closing so that the Title Policy can be issued simultaneously with the Closing. Seller's obligations under this Section are subject to Section 3.8.

	Section 3.5. Permitted Encumbrances. The Title Policy shall insure Buyer's interest in the Land to be free and clear of all encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect Buyer's use of the Land for its current uses after Closing; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date;
(iii) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer prior to the Closing Date; and (iv) in the case of Leased Land, the Real Estate Leases. Seller and Buyer shall split equally all of the costs associated with the delivery of the Title Policy to Buyer.

		Section 3.6. Survey. Seller shall obtain for Buyer's use and for the use of the Title Company in connection with the issuance of the Title Policy, a current and complete survey of the Land (the "Survey"); provided, however, that no survey shall be required for any Leased Land not used as a landfill or transfer station. The Survey shall be made on the ground by a competent registered surveyor and shall show: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, roads, and easements now existing; (c) the number of acres in the Land; (d) the location of any buildings, fences or other improvements which encroach on the Land; (e) the location of any improvements on the Land which encroach on any neighboring property; (f) all building lines established in respect of the Land; and (g) all public access to the Land, and representing that the boundaries of the Land are contiguous with the boundaries of all adjoining parcels and complying with the additional ALTA requirements set forth on Annex II attached hereto and made a part hereof. Within 30 days after the execution of this Agreement and at least 10 days before the Closing, a copy of the Survey complying with the above requirements shall be delivered to Buyer and the Title Company, together with certification to each entity by the surveyor, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy. Seller and Buyer shall split equally all of the costs of the Survey. Seller's obligations under this Section are subject to Section 3.8.

		Section 3.7. Prorations and Charges. The parties shall prorate and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Land, based upon the last available tax statement. If the actual real estate taxes paid by Buyer in respect of the period of the proration exceed the credit given Buyer at closing for such taxes, Seller shall, upon presentation of appropriate paid tax bills, reimburse Buyer for any amounts incurred by Buyer for such taxes in excess of prorated credit. In addition, Seller shall be charged the following closing costs: (i) the state and local real estate transfer and similar taxes and conveyance fees; and (ii) the cost of discharging any and all financial encumbrances, including all deeds of trusts, mortgages and mechanics and materialmen's liens on the Land. With respect to Leased Land, the parties shall prorate rent, insurance costs, real estate taxes, operating costs (e.g., CAMs) and any other amounts due under the applicable Real Estate Lease. If the prorata amounts are not known as of the Closing Date, adjustments shall be made post closing at such time as they are known to the parties.

		Section 3.8. Post Closing Title and Survey Work. Notwithstanding anything herein to the contrary, if as of the Closing Buyer has not yet received (i) a Title Commitment and all Schedule B items and other matters disclosed therein and/or (ii) had the time permitted under Section 3.5 to review same and/or
(iii) received a Survey (if applicable) in form acceptable to Buyer with respect to any parcel of Land or (iv) a landlord's consent to an assignment of a Real Estate Lease, with respect to Leased Land or (v) a replatting of the Land if Seller is conveying less than 100% of such land pursuant to this Agreement, Buyer shall have the right to either (a) elect to close with respect to such Land; provided Seller agrees in writing at the Closing to provide such missing items promptly after the Closing, or (b) delay the Closing with respect to such parcel of Land only and close with respect to such Land when the missing items are obtained, with (1) Buyer and Seller to execute an agreement at Closing regarding the payment of the purchase price for such parcel(s); (2) the representations and covenants of Seller with respect to the applicable Land continuing until the extended closing date; and (3) Section 11.1 commencing as of the extended Closing Date of the applicable Land.

ARTICLE 4.  POST CLOSING COVENANTS

		Section 4.1. Removal of Identification. Within six months after the Closing, Buyer shall remove from the Assets all visible names, symbols, trade names, service marks and logos of Seller or Parent other than the names specifically identified in
Section 1.1(g), if any.

		Section 4.2. Further Assurances. From time to time on and after the Closing and without further consideration except as provided herein, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Parent, also without further consideration, agrees to cooperate with Buyer and to use its reasonable best efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

		Section 4.3. Transition. Neither Seller nor Parent will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Parent will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Parent agree that for a period of 90 days following the Closing
Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer.

		Section 4.4.	Bound by Final Judgment.  Buyer
acknowledges receipt of a copy of the Final Judgment and agrees to be bound by the provisions thereof as required by Section III(B) of the Final Judgment.

		Section 4.5.	Agreement Not To Assert Challenges to
Rights. Seller and Parent agree that they will not, directly or indirectly following the Closing, assert any challenges to any of the Rights (as defined in Section 5.3) pertaining to the Assets.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

OF SELLER AND PARENT.

		Seller and Parent, jointly and severally, represent and warrant to Buyer that, except as set forth in the schedules to the subsections of this Section 5 delivered by Seller and Parent to Buyer in accordance with Section 9.8 hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"), the statements contained in this Section 5: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing
Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Section 11.1 hereof.

		Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's or Parent's knowledge," such phrase shall mean the knowledge of the officers, directors and management employees of the Seller and Parent having significant responsibility for the management and/or operation of the Assets, without inquiry.

		Section 5.1.  Organization; Authority.

		(a)	Each of Seller and Parent is a corporation duly
organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities, to carry on its business in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on its business. Copies of Seller's and Parent's Certificate of Incorporation (certified by the Secretary of State of the state of incorporation) and Bylaws (certified by the Secretary of Seller or Parent), each as amended, are attached hereto as Schedule 5.1.

		(b)	The respective boards of directors, and in the case
of Seller the stockholders, of each of Seller and Parent have, or prior to the Closing Date will have, duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Seller or Parent. Each of Seller and Parent has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

		Section 5.2. Stock Ownership; Binding Effect. All of the issued and outstanding shares of the capital stock of Seller are owned, directly or indirectly, of record and beneficially by Parent. This Agreement has been, or prior to the Closing Date will have been, duly authorized, and has been duly executed and delivered by each of Seller and Parent and is the valid and binding obligation of each of Seller and Parent, enforceable against it in accordance with its terms.

		Section 5.3. Permits; Proprietary Rights; Environmental Documents. Attached as Schedule 5.3 is, to the best of Seller's and Parent's knowledge, a complete and accurate list as of the date hereof of all Permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by Seller or Parent related to the Assets (collectively, the "Rights"), none of which Rights, to the best of Seller's and Parent's knowledge, infringe on the rights of others and all of which, to the best of Seller's and Parent's knowledge, are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.3, there are no material defects in any Rights and such Rights are adequate for the operation of the Business as presently constituted.

		Section 5.4.  Personal Property.

		(a) Listed on Schedule 1.1(c) hereto is a complete and accurate list of all Equipment. As of the Closing Date, each piece of Equipment will be operational and in a condition that is at least equal to the condition of such equipment as of the date of this Agreement.

		(b)	Listed on Schedule 1.1(d) hereto is a complete and
accurate list of all Rolling Stock. As of the Closing Date, each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock will be operational and in a condition that is at least equal to the condition of such equipment as of the date of this Agreement.

		(c)	All of the Assets are either owned by Seller or
leased under an agreement indicated on Schedule 5.4(c). All leases set forth on Schedule 5.4(c) are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. No default by Seller or, to the best of Seller's and Parent's knowledge, any other party to any of such leases exists or would exist except for the passage of time or delivery of a notice or both.

		(d)	At the Closing, Seller shall have good and
marketable title to the Assets, free and clear of all debts (except operating lease payments for non-heavy equipment only and closure/post-closure liabilities), and all liens, security interests, encumbrances, adverse claims, pledges, equities and other restrictions whatsoever (collectively, "Encumbrances"), and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all debts (except operating lease payments for non-heavy equipment only and closure/post-closure liabilities) and Encumbrances. The Assets constitute all of the assets owned by Seller and used in the Business and, to the best of Seller's and Parent's knowledge, include all of the Permits, licenses, franchises, consents and other approvals necessary to operate the Business prior to Closing. The foregoing notwithstanding, no representation is made as to the effect of this transaction on any Permit, some of which may be nontransferable or require consent to the transfer contemplated by this transaction.

		Section 5.5.  Title to Real Property.

		(a)	Seller has good fee simple marketable title to the
Land being sold or transferred by it, subject only to the matters permitted under Article 3 hereof and marketable title to the Leased
Land. Except as set forth on Schedule 5.5(a), to the best of Seller's and Parent's knowledge:

			(i)	At all times during the operation of the
Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (as defined in Section 5.9) relating to the protection of the environment, the Land and the conduct of the Business thereon (including all zoning restrictions and land use requirements) and neither Seller nor Parent has received any notice of any violation of any Applicable
Law.

			(ii)	The Land is usable for its current uses, and,
assuming any necessary regulatory approvals are obtained, the Land can be used by Buyer after the Closing for its current uses in the manner currently operated by Seller, without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by, or threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Seller to use the Land for its current uses after the Closing Date.

			(iii)	Parent and Seller have made available to
Buyer all engineering, geologic and other similar reports, documentation, plats and maps relating to the Land in the possession or control of Parent or Seller and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

			(iv)	Parent and Seller have delivered to Buyer all
existing leases, occupancy agreements or licenses or similar agreements and any amendment thereto in connection with the Land
(collectively "Real Estate Leases"). Neither Parent nor Seller is in default under any Real Estate Lease.

			(v)	Except in connection with Leased Land, no party
except Seller has a present or future right to possession of all or any part of the Land.

			(vi)	There are no pending or threatened condemnation
or eminent domain proceedings affecting all or any part of the Land.

			(vii)	There are no pending or threatened special
assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

			(viii)	Neither Seller nor Parent has knowledge of
any fact or condition which will result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

			(ix)	No written or oral commitments have been made
to any governmental authority, utility company, or any other organization, group, or individual, relating to the Land which would impose an obligation upon Buyer or their successors or assigns to make any contribution or dedications of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

			(x)	All utilities serving the Land are supplied
directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and the operations of the Business.

			(xi)	Neither Seller nor Parent has failed to
disclose to Buyer any material adverse fact or condition regarding the Land.

			(xii)	There are no unrecorded contracts, leases,
easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no person, firm or entity has any right of first refusal, option or the right to acquire all or any part of the Land.

			(xiii)	Seller is not a "foreign person" as the
term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

			(xiv)	Seller shall not cause or permit any lien,
encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability
("Title Defect") whatsoever to be placed of record, affecting the title insurance to be given Buyer pursuant to this Agreement or otherwise exist, from the date of this Agreement to the Closing or issuance of the Title Policy if as of the Closing the Title Policy is not issued, excepting, however, the matters permitted under
Article 3 above. If any Title Defect is so placed or recorded or otherwise exists contrary to the provisions hereof, the effect of which can be removed and/or eliminated by the payment of money, Seller shall immediately cause sufficient monies to be deposited with Buyer so as to enable Buyer to cause such Title Defect to be eliminated and/or removed of record.

		(b)	Seller has provided to the government agencies
requiring the same, all reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to such government agencies.

		Section 5.6. Contracts. Listed on Schedule 1.1(h) hereto is a complete and accurate list of the Customer Contracts, Related Approvals and Employee Contracts as of the date hereof, true and complete copies of which have been made available to Buyer. To the best of Seller's and Parent's knowledge, none of the Customer Contracts, Related Approvals or Employee Contracts listed on Schedule 1.1(h) has been modified, altered, terminated or otherwise amended in writing. To the best of Seller's and Parent's knowledge, all Customer Contracts and Employee Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and Seller is not in default in, nor has there occurred an event or condition (other than Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Contract or Employee Contract. Neither Parent nor Seller has received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract or Employee Contract. There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the Assets. The foregoing notwithstanding, no representation is made as to the effect of this transaction on any Customer Contract or Employee Contract, some of which may require the consent of the other party thereto to the transfer contemplated by this transaction.

		Section 5.7.  Insurance Policies.  Attached as Schedule
5.7 is a complete and accurate list as of the date hereof of all insurance policies carried by Seller and Parent with respect to the Business or the Assets and an accurate list of all insurance loss runs and workers' compensation claims related to the Business and the Assets for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither Seller's nor Parent's insurance with respect to the Business or the Assets has ever been canceled and neither Seller nor Parent has been denied coverage with respect to the Business or the Assets within the last three years.

		Section 5.8.  Employees; Compensation.  Attached as
Schedule 5.8 is a complete and accurate list of all employees of Seller and their rate of compensation as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Except as set forth on Schedule 5.8, each employee of Seller is an employee at will. Buyer shall be obligated to hire all current employees of the Business listed on Schedule 5.8 as of the Closing.

		Section 5.9.  Compliance with Law; No Conflicts.

		(a)	To the best of Seller's and Parent's knowledge,
Seller has in the past complied in all material respects with, and are now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including zoning restrictions and land use requirements) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Seller, the Assets or the Business
(collectively, the "Applicable Laws"). Neither Seller nor Parent now is or ever has been involved in any litigation or administrative proceeding relating to the Assets or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment. Neither Seller nor Parent has received any notice that Seller is under investigation or other form of review relating to the Assets or the Business with respect to any Applicable Law.

(b)	To the best of Seller's and Parent's knowledge, the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

			(i)	conflict with, or result in a breach or
violation of the Certificate of Incorporation or Bylaws of Seller;

			(ii)	conflict with, or result in a material breach
under any document, agreement or other instrument to which Seller or Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Seller or Parent pursuant to: (A) any law or regulation to which Seller or Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller or Parent is bound or any of their respective properties are subject; or

			(iii)	except with respect to the Final Judgment
and any consents or filings required under any Permit or Customer
Contract, require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect.

		Section 5.10. Taxes. Except as set forth on Schedule 5.10, (i) Seller has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date, except to the extent that such returns are not yet due as of such date; (ii) no federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to Seller will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise; (iii) all federal, state and local taxes due and payable with respect to the Assets have been paid, including all federal, state and local income, sales, use, franchise, excise and property taxes; (iv) there are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Seller for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for taxes has been received; and (v) there are no liens for taxes on any Assets.

		Section 5.11.  Litigation.  Except as set forth on
Schedule 5.11, there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise, pending or, to the best of Seller's and Parent's knowledge, threatened, against Seller or Parent relating to the Assets, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority or that could interfere with the consummation of the transaction contemplated by this Agreement; no notice of any of the above has been received by Seller or Parent; and, to the best of Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Listed on Schedule 5.11 are all instances where Seller or Parent is the plaintiff, or complaining or moving party in any way related to the Assets.

		Section 5.12. Absence of Price Renegotiation Contracts. Seller is not now a party to any governmental contracts related to the Assets which are subject to price redetermination or renegotiation.

		Section 5.13. Conduct of Seller's Business Since January 1, 1999. Since January 1, 1999, except as disclosed on Schedule
5.13, there has not been any:

		(a)	change in the authorized capital or equity ownership
of Seller;

		(b)	work interruption, labor grievance or unfair labor
practice claim filed with respect to the Business;

		(c)	sale or transfer of, or any agreement to sell or
transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring consent of any party to the transfer and assignment of any of the Assets;

		(d)	waiver of any material rights or claims of Seller
related to the Assets;

		(e)	material breach, amendment or termination of any
Customer Contract;

		(f)	transaction by Seller outside the ordinary course of
its business with respect to the Assets or the Business;

		(g)	amendment to the Certificate of Incorporation or
Bylaws of Seller;

		(h)	any other material occurrence, event, incident,
action or failure to act outside the ordinary course of business of Seller with respect to the Assets or the Business; or

		(i)	any action by Seller, Parent, or any employee,
officer or agent of Seller or Parent committing to do any of the foregoing.

		Section 5.14. Hazardous Materials; Disposal Sites. Except as set forth on Schedule 5.14, to the best of Seller's and Parent's knowledge, Seller has not owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials"). To the best of Seller's and Parent's knowledge, there have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials. No liens or claims with respect to environmental liability have been imposed against Seller or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. Further, to the best of Seller's and Parent's knowledge, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any state and neither Seller nor Parent is listed as or has been notified that it is a potentially responsible party with respect to the Assets or as a result of the operation of the Assets under CERCLA, any comparable state statute or other Applicable Law, and neither Seller nor Parent has received a notice of such listing.

		Included on Schedule 5.14 is, to the best of Seller's and Parent's knowledge, a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller or any predecessors of Seller with respect to the Business or the Assets, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list.

	Section 5.15. Underground Storage Tanks. To the best of Seller's and Parent's knowledge, except as set forth on Schedule 5.15, no underground storage tanks containing petroleum products or wastes or other Hazardous Materials regulated by 40 CFR 280 or other Applicable Laws are currently or have been located on any Land. As to each such underground storage tank ("UST") identified on Schedule 5.15, Parent and Seller have provided to Buyer, on
Schedule 5.15:

		(a)	the location of the UST, information and material,
including any available drawings and photographs, showing the location, and whether Seller currently owns or leases the property on which the UST is located (and if Seller does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

		(b)	the date of installation and specific use or uses of
the UST;

		(c)	copies of tank and piping tightness tests and
cathodic protection tests and similar studies or reports for each UST;

		(d)	a copy of each notice to or from a governmental body
or agency relating to the UST;

		(e)	other material records with regard to the UST,
including repair records, financial assurance compliance records and records of ownership; and

		(f)	to the extent not otherwise set forth pursuant to
the above, a summary description of instances, past or present, in which, to the best of Seller's and Parent's knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

Except to the extent set forth on Schedule 5.15, Seller has complied with Applicable Laws regarding the installation, use, testing, monitoring, operation and closure of each UST described on
Schedule 5.15.

		Section 5.16. Corrupt Practices. Neither Seller nor Parent, nor to the best of Seller's and Parent's knowledge, any of their respective officers, directors, employees or agents, has ever made, offered or agreed to offer anything of value to any employees of any customers of Seller for the purpose of attracting business to Seller or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign
Corrupt Practices Act of 1977, as amended.

		Section 5.17. Complete Disclosure. To the best of Seller's and Parent's knowledge, this Agreement and the schedules hereto and all other documents and written information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations by Buyer or its employees or representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Parent or Seller becomes aware of any fact or circumstance which would change a representation or warranty of Seller or Parent in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer. None of (a) such notification, (b) any pre-closing investigation by Buyer of Seller, the Assets or the Business, or (c) the Closing contemplated by this Agreement, shall relieve Parent or Seller of its obligations under this Agreement, including the representations and warranties made in this Article 5.

	Section 5.18.	Representation Concerning Totality of Assets.
Seller owns, leases or has the legal right to use all of the properties and assets, including the Land, the Permits, the Customer Contracts, the Rolling Stock and the Equipment, used or intended to be used in the conduct of the Business, and, with respect to contract rights, Seller is a party to and enjoys the benefit of all contracts, agreements and other arrangements used or intended to be used by Seller in or relating to the conduct of the Business. Seller has good and marketable title to the Assets to be transferred by it, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all Encumbrances except those that do not affect the use or value of such Assets, and such Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business. If additional assets or rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business, other than Excluded Assets, are identified post-Closing as not having been adequately transferred to Buyer, Seller shall promptly transfer and assign to Buyer such assets or rights as part of the Purchase Price and without additional consideration.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.

		Buyer represents and warrants that the statements contained in this Section 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6); and (iii) shall survive the Closing in accordance with Section 11.1.

		Section 6.1. Organization. Each of Buyer and WCIC Parent is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Buyer and WCIC Parent is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

		Section 6.2.  Authority; Binding Effect.

		(a)	The board of directors of Buyer has, or prior to the
Closing Date will have, duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated by Buyer. Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

		(b)	This Agreement has been, or prior to the Closing
Date will have been, duly authorized, and has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

		(c)	The board of directors of WCIC Parent prior to the
Closing Date will have duly authorized the execution and delivery of the Guaranty and the consummation of the transactions contemplated thereby by WCIC Parent. WCIC has the full legal right, power and authority to enter into the Guaranty and to consummate the transactions contemplated thereby.

		(d)	The Guaranty has been, or prior to the Closing Date
will have been, duly authorized, and will have been duly executed and delivered by WCIC Parent and will be the valid and binding obligation of WCIC Parent, enforceable against it in accordance with its terms.

		Section 6.3. No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of the Certificate of Incorporation or Bylaws of Buyer; (b) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to:
(i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject; or (c) except with respect to the Final Judgment, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

ARTICLE 7.  COVENANTS PRIOR TO CLOSING

		Section 7.1. Access to Land and Records. Between the date of this Agreement and the Closing Date, Parent will cause
Seller to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), sites, books and records of Seller, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the Assets as Buyer may from time to time reasonably request. Seller will cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof.

		Section 7.2. Activities of Seller Prior to Closing. Between the date of this Agreement and the Closing Date, Seller will and Parent will cause Seller to:

		(a)	maintain the Assets in as good working order and
condition as at present, ordinary wear and tear excepted;

		(b)	perform all of its obligations under the Real Estate
Leases, Permits, Customer Contracts, Related Approvals and Employee
Contracts;

		(c)	keep in full force and effect present insurance
policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

		(d)	use reasonable efforts to maintain its relationships
with suppliers, customers, consultants, employees, independent contractors and others having business relations with Seller;

		(e)	maintain material compliance with all Applicable
Laws;

		(f)	maintain and perform present debt and lease
instruments in accordance with their terms and not enter into new or amended debt or lease instruments related to the Assets, without the prior written consent of Buyer; and

		(g)	provide all reasonable assistance to Buyer to
provide for an orderly transfer of the Assets from it to Buyer.

		Section 7.3. Prohibited Activities Prior to Closing. Between the date of this Agreement and the Closing Date, Seller will not, and Parent will cause Seller not to, without the prior written consent of Buyer:

		(a)	change the authorized capital, admit new
shareholders or permit the withdrawal of existing shareholders of Seller, or grant any options, warrants, puts, calls, conversion rights or commitments relating to Seller's equity interests of any kind;

		(b)	incur or agree to incur any liability or make any
capital expenditures related to the Assets in excess of an aggregate of $150,000;

		(c)	enter into any new mortgage, pledge or other lien or
encumbrance upon any Asset;

		(d)	breach, amend or terminate any Real Estate Lease,
Permit, Customer Contract, Related Approval or Employee Contract in any material manner;

		(e)	enter into any transaction outside the ordinary
course of the business of Seller or otherwise prohibited hereunder;

		(f)	allow any other action or omission, or series of
actions or omissions, by Seller or Parent that would cause a representation and warranty of Seller and Parent made in Section
5.13 of this Agreement to be untrue on the Closing Date; or

		(g)	grant any compensation increases other than in the
ordinary course of business, consistent with past practice.

		Section 7.4. Contact with Government Officials. Seller and Parent shall each use their best efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Seller, the Parent or the Land, assets or obligations or rights of Seller, including environmental and land use agencies and officials, in order to assist Buyer in completing their regulatory evaluation of Seller and its obligations and arranging for the transfer of, or obtaining any consent required for the transfer of, any Rights or Permits.

		Section 7.5. Public Announcements. Between the date of this Agreement and the Closing Date, Buyer, Parent and Seller will prepare a mutually acceptable written announcement concerning this transaction. Except in connection with the Final Judgment or as may otherwise be required by law or the requirements of the New
York Stock Exchange, the Nasdaq Stock Market or the Securities and Exchange Commission, neither Buyer, Parent nor Seller shall make any additional public announcements without the prior consent of the other party.

		ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
AND SELLER

		The obligations of Parent and Seller hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

		Section 8.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

		Section 8.2. Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

		Section 8.3. Corporate Approval. The board of directors and stockholders of Seller and the board of directors of Parent shall have approved the transactions contemplated by this Agreement.

		Section 8.4. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

		Section 8.5. Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

		Section 8.6.	Final Judgment.  There shall have been
received all consents and approvals with respect to the transactions contemplated by this Agreement as required by the Final Judgment.

ARTICLE 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

		The obligations of Buyer hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

	Section 9.1. Representations and Warranties. The representations and warranties of Seller and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and a certificate to the foregoing effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement, dated the Closing Date and signed by Seller and Parent shall have been delivered to Buyer. The foregoing notwithstanding, Seller and Parent agree that no limitation of any representation or warranty shall restrict Buyer's right to terminate this Agreement if any such representation or warranty as set forth in Article 5 is inaccurate as of the Closing Date.

		Section 9.2. Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Parent on or before the Closing Date shall have been duly complied with and performed.

		Section 9.3. Corporate Approval. The board of directors of Buyer shall have approved the transactions contemplated by this Agreement.

		Section 9.4. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

		Section 9.5. Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

		Section 9.6. No Adverse Change. No material and adverse change in the results of operations or financial condition of the Business shall have occurred since January 1, 1999.

		Section 9.7. Consents. All necessary notices to, consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein to be made or obtained by Seller or Parent shall have been obtained and made by Seller or Parent, and Buyer shall have determined, in its sole discretion, that Buyer has obtained all of the consents they deem necessary under any material Customer Contract requiring consent to assignment by virtue of the transaction contemplated hereunder.

		Section 9.8.  Delivery of Disclosure Schedules.

		(a)	Seller shall have delivered to Buyer complete and
final Disclosure Schedules at least seven business days prior to the scheduled date for Closing and such Disclosure Schedules must have been determined by Buyer to be reasonably acceptable to it.

		(b)	In the event that Seller is unable to deliver
complete and final Disclosure Schedules to Buyer by such time, Seller shall nevertheless deliver to Buyer such complete and final Disclosure Schedules as promptly as practicable thereafter and prior to Closing. The parties further agree that should Buyer object to any item or items on such Disclosure Schedules, Buyer and Seller shall negotiate in good faith and shall take such actions as are reasonably necessary to resolve the matters relating to such objection prior to Closing (it being understood that no Closing shall take place until the parties mutually resolve such matters in dispute).

		Section 9.9. Updated Agreements. Parent shall have delivered to Buyer a schedule (Schedule 9.9) dated the Closing
Date, listing all agreements entered into by Seller relative to the Business or the Assets since the date of Schedule 5.6, which new agreements must be determined by Buyer to be reasonably acceptable to them.

		Section 9.10. Transferability of Permits. Buyer shall have determined, in its sole discretion and after consultation with Seller, that as a result of this transaction all of the Permits required for the operation of the Business that are transferable have been transferred to Buyer, or can be so transferred without public hearing.

		Section 9.11. Survey. Subject to Section 3.8, Seller shall have delivered the Surveys to Buyer in form and substance provided for in Article 3.

		Section 9.12. Title Policy. Subject to Section 3.8, the Title Company shall have issued the preliminary title commitments and shall have agreed to issue the Title Policies in each case in accordance with Article 3.

		Section 9.13. Due Diligence Review. Buyer must have received results satisfactory to it, in its sole discretion, from a financial, operational, title and environmental review of Seller and the Assets.

		Section 9.14.	Completion of Audit.  WCI Parent's
independent auditors, Ernst & Young LLP, shall have completed their audit of the books and records of Seller relating to the Business operated by Seller with the Assets to the reasonable satisfaction of WCI Parent within 30 days after the date of this Agreement.

		Section 9.15. General. All actions taken by Parent and Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

		Section 9.14.	Final Judgment.  There shall have been
received all consents and approvals with respect to the transactions contemplated by this Agreement as required by the Final Judgment.

ARTICLE 10.  LIABILITIES

		Section 10.1. Non-Assumption of Liabilities. Except as explicitly set forth in Section 10.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or Parent relating to the Business or Assets, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, arising out of occurrences prior to the Closing Date, including any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral) other than the Permits and the Customer Contracts; (b) injury to or death of any person or damage to or destruction of any property occurring prior to the Closing Date, whether based on negligence, breach of warranty, or any other theory; (c) violation of the requirements of any governmental authority or of the rights of any third person, including any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or Parent relating to the Business or Assets; (d) the generation, collection, transportation, storage or disposal by Seller of Hazardous Materials; (e) any obligations of Seller arising prior to the Closing Date under any agreement or arrangement between Seller and the employees of Seller or any labor or collective bargaining unit representing any such employees; (f) any employee benefit plan, employee welfare benefit plan, employee pension benefit plan, multi-employer plan or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are currently maintained and/or sponsored by Seller, or to which Seller currently contributes, or has an obligation to contribute in the future (including employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements except for the obligations under the Employee Contracts that arise after the Closing Date); (g) any severance pay obligation of Seller or Parent or any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller; (h) any obligations related to any of the Excluded Assets; and (i) the debts of Seller or Parent not specifically assumed by Buyer hereunder. Seller and Parent hereby jointly and severally agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with Section 11.2 below.

		Section 10.2.  Assumption of Obligations.

		(a)	Buyer agrees to perform all of Seller's obligations
under the Customer Contracts, Related Approvals, Employee
Contracts, and Permits only to the extent such obligations first mature and are required to be performed subsequent to the close of business on the date of Closing.

		(b)	Buyer agrees to assume all of Seller's obligations
accruing after the Closing Date with respect to matters occurring subsequent to the Closing Date under any Real Estate Lease assigned at the Closing.

		(c)	Intentionally Omitted.

		(d)	Buyer agrees to assume at the Closing Seller's
liability under performance bonds with respect to the Assets, and agrees to timely post substitute financial assurances as required under environmental permits for environmental matters relating to the Assets within 90 days following the Closing.

Section 10.3. Employees. The following shall apply with respect to non-union employees of Seller hired by Buyer within 30 days following the Closing Date ("Hired Employees"):

(a)	Buyer shall waive, or cause to be waived, (A) all waiting
periods for a Hired Employee to become eligible for participation in all of the benefit plans generally available for the employees of Buyer or its affiliates, except that Buyer may require compliance with applicable waiting periods for participation in 401(k) plans, pension plans and long-term disability plans, and (B) limitations respecting "pre-existing conditions" in the applicable medical insurance plan or plans, except for any condition of a Hired Employee which was not covered under Seller's medical insurance plan during such employee's employment with Seller.

(b)	Buyer shall count each Hired Employee's years of continuous
service with Seller or its affiliates for purposes of determining vacation benefits under Buyer's vacation plan; however, the Hired Employee shall not be entitled to use any vacation accumulated during employment with Seller and its affiliates.

(c)	If Buyer terminates a Hired Employee without cause within 60 days after the Closing Date, Buyer shall pay such Hired Employee severance equal to two (2) weeks current base pay for every one year of such employee's continuous service with the Seller or its affiliates.

(d)	With respect to Hired Employees, the parties agree that no
COBRA qualifying event will have occurred, and therefore that no COBRA notices will be given by Seller or Buyer. If Buyer cannot bring Hired Employees into its medical insurance plan on the Closing Date, then Seller shall continue to provide such coverage for the Hired Employees until the date they are so brought into Buyer's plan, and Buyer shall promptly reimburse Seller on demand for the costs of such coverage.

ARTICLE 11.  INDEMNIFICATION

		Section 11.1. Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for two years after the Closing Date; provided, however, that (i) the representations and warranties in Sections 5.5, 5.14 and 5.15 shall survive for a period of three years, (ii) the representations and warranties in Sections 5.1, 5.2, 5.10, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period, and
(iii) the covenants in Sections 7.6, 10.1 and 10.2 shall survive indefinitely.

	Section 11.2. Indemnification by Parent and Seller. Seller and Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, members, managers, employees, successors and assigns (the "Buyer Indemnified Parties") at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent (collectively, "Losses") incurred by the Buyer Indemnified Parties as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Parent (including those relating to Seller's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Seller made in this Agreement; (c) Seller's past ownership or operation of any landfill; (d) the matters set forth in Section 10.1; or (e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (d) of this Section 11.2 had been satisfied.

	Section 11.3. Indemnification by Buyer. Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller and Parent, and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, members, managers, employees, successors and assigns (the "Seller Indemnified Parties") at all times from and after the Closing Date from and against all Losses incurred by any of the Seller Indemnified Parties as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement (including the covenants set forth in Section 10.2); and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (b) of this Section 11.3 had been satisfied.

		Section 11.4.  Limitation on Liability.  The
indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs, and then only after the aggregate amount of such obligations exceed $250,000, when combined with the amounts of the indemnification obligations in the agreements listed on Annex I, at which time the indemnification obligations shall be effective as to all amounts, including the initial $250,000. Further, the indemnification obligations set forth in this Article 11 shall be limited to an aggregate amount not to exceed $10,000,000, when combined with the amounts of the indemnification obligations in the agreements listed on Annex I. Notwithstanding the foregoing, the $250,000 and $10,000,000 shall not apply to the indemnification obligations on account of a breach of the covenants set forth in Section 7.6, 10.1 or 10.2 or to any indemnification obligations pursuant to Section 11.2(c).

		Section 11.5. Procedure for Indemnification with Respect to Third Party Claims.

		(a)	If any third party shall notify a party to this
Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

		(b)	Any Indemnifying Party will have the right to defend
the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third
Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

		(c)	So long as the Indemnifying Party is conducting the
defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third
Party Claim without the prior written consent of the Indemnified
Party (which will not be unreasonably withheld).

		(d)	In the event or to the extent that any of the
conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified
Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified
Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

ARTICLE 12.  TERMINATION OF AGREEMENT

		Section 12.1. Termination by Buyer. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement with respect to the Business or the Assets giving rise to the breach in the event of a material breach by Parent or Seller of any representation or warranty by either of them herein or in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date or, if longer, on or before 10 business days following the Closing
Date.

		Section 12.2. Termination by Seller. Seller, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement with respect to the Business or the Assets giving rise to the breach in the event of a material breach by Buyer of any representation or warranty by it herein or in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date or, if longer, on or before 10 business days following the Closing Date.

		Section 12.3.	Termination due to Final Judgment.  This
Agreement will terminate automatically if the United States objects pursuant to and in the manner contemplated by Section VI of the Final Judgment.

ARTICLE 13.  NONDISCLOSURE; NONSOLICITATION

		Section 13.1. Nondisclosure by Seller, Parent and their Affiliates. Seller and Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and their businesses. Seller and Parent each agree that they and their affiliates will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller, Parent or any of their affiliates. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

		Section 13.2. Nondisclosure by Buyer. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that it and its affiliates will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer or its affiliates. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

	ARTICLE 14.  GENERAL

		Section 14.1. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

		Section 14.2. Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

		Section 14.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

		Section 14.4. No Brokers. Seller and Parent represent and warrant to Buyer and Buyer represents and warrants to Seller and Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

		Section 14.5. Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated: (i)
Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Seller will pay the fees, expenses and disbursements of Seller and Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Seller under this Agreement. All such fees, expenses and disbursements of Parent and Seller shall be paid or provided for by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense. Parent and Seller represent and warrant to Buyer that Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

		Section 14.6. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

		(a)	If to Seller, addressed to Seller at:

Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona  85260
Attn:  Rick Wojahn

with a copy to:

Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona  85260
Attn:  Steven M. Helm, Vice President - Legal

and a copy to:

Fennemore Craig, P.C.
3003 N. Central Avenue, Suite 2600
Phoenix, Arizona  85012
Attn:  W. T. Eggleston, Jr., Esq.

		(b)	If to Buyer, addressed to Buyer at:

Waste Connections, Inc.
2260 Douglas Boulevard, Suite 280
Roseville, CA  95661
ATTN:  Ronald J. Mittelstaedt
Fax:  (916) 772-2920

with a copy to:

Robert D. Evans, Esq.
Shartsis, Friese & Ginsburg LLP
One Maritime Plaza, 18th Floor
San Francisco, CA  94111
Fax:  (415) 421-2922

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section. Notwithstanding the foregoing, notices and other communications regarding title and survey matters shall be provided only to: (a) if to Seller, addressed to Ginger Perry, Esq., Fennemore Craig, P.C., 3003 N. Central Avenue, Suite 2600, Phoenix, Arizona 85012; and (b) if to Buyer, addressed to Winnifred C. Ward, Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, 18th Floor, San Francisco, CA 94111.

		Section 14.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

		Section 14.8. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

		Section 14.9.  Time of the Essence.  Time is of the
essence of this Agreement.

		Section 14.10. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

		Section 14.11. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

		Section 14.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

		Section 14.13. Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller will not directly or indirectly solicit offers for the Assets or the Business or for a merger or consolidation involving the Assets or the Business, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring any of the Assets or the Business by merger, consolidation or other combination, nor will Parent permit Seller to do any of the foregoing, unless the Board of Directors of the affected party shall have concluded in good faith, after consultation with its legal counsel, that doing any of the foregoing is required in order to comply with its fiduciary duties to the stockholders of the affected party under applicable law.

[Signatures Appear on the Next Page]


		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

						BUYER:

						Waste Connections of Colorado, Inc.


						By:
						Its:


						SELLER:

						Allied Waste Transportation, Inc.


						By:
						Its:

						BFI Services Group, Inc.


						By:
						Its:


						PARENT:

						Allied Waste Industries, Inc.


						By:
						Its:


										EXHIBIT 10.3

					CLOSING AGREEMENT

THIS CLOSING AGREEMENT (the "Agreement") is executed and delivered as of November 17, 1999, among WASTE CONNECTIONS, INC., a Delaware corporation ("Buyer"); ALLIED WASTE SYSTEMS HOLDINGS, INC., a Delaware corporation ("Seller"); ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Parent"); and DENVER REGIONAL LANDFILL, INC., a Colorado corporation (the "Company").

	WHEREAS, Buyer, Seller and Parent have entered into a Stock Purchase Agreement dated October 15, 1999 (the "Purchase
Agreement"), whereby Buyer will acquire from Seller the stock of the Company;

	WHEREAS, the Company is a party to a Landfill Gas Lease (the "Gas Lease"), dated August 20, 1999, between the Company and NEO
Erie, LLC ("NEO"), a copy of which is attached hereto as Exhibit A;

	WHEREAS, in connection with the Gas Lease, and pursuant to a Site Lease (the "Site Lease"), dated August 20, 1999, between the Company and MM Erie Power, LLC, an affiliate of NEO ("Erie"), a copy of which is attached hereto as Exhibit B, the Company leases a portion of its real property to Erie on which a landfill gas to energy production plant has been or will be constructed;

		WHEREAS, subject to the terms and conditions of this Agreement, the parties desire to make certain agreements regarding the assignment to Parent (or its assign) of certain rights of the Company under the Gas Lease and the Site Lease (collectively, the "Leases");

		WHEREAS, the parties desire to enter into this Agreement to induce each other to proceed with the Closing; and

		WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase
Agreement.

	NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties agree as follows:
1.	Acknowledgment of Payment Under Gas Lease.  The Company and
Buyer hereby acknowledge receipt of a copy of the Gas Lease, and agree that, pursuant to Section 5.2(A) of the Gas Lease, the purchase price of $1,200,000 paid by the Lessee under the Gas
Lease, as consideration for Lessee's purchase of the Company's Collection System (as defined in the Gas Lease), was paid to Allied Waste Systems Holdings, Inc., as the Company's designee for such payment, and that neither the Company nor Buyer have any right, title or interest in, or claim for, all or a portion of the
$1,200,000 payment.
	2.	Assignment of Assigned Rents Under Site Lease and Gas
Lease. The Company and Buyer hereby acknowledge receipt of a copy of the Leases, and presently, absolutely and unconditionally grant, transfer and assign (the "Assignment") to Parent, or its assigns, a one half interest in all of the Company's and Buyer's right, title and interest in and to all rents (including the Rent as defined in Section 5.1 of the Gas Lease), additional rents, sums, charges, income, revenues, royalties, reimbursements and profits
(collectively the "Assigned Rents") due and to become due or to which they may now or hereafter become entitled, arising out of or relating to the Leases, including the present right to collect the Assigned Rents. The Assignment is not intended by the Company or Buyer to be an assignment as security. The Company and Buyer intend that the Assigned Rents be absolutely assigned as provided in the Assignment and that they no longer be property of the Company or Buyer.

	3.	Authorization to Tenants.  The tenants under each of the
Leases are hereby irrevocably authorized and directed to recognize the claims of Parent, or its assigns, hereunder without investigating the reason for any action taken by Parent, or the validity of Parent's rights in and to the Assigned Rents, by reason of the Assignment. The Company and Buyer hereby irrevocably direct and authorize each tenant or obligated party to pay to Parent, or its assigns, all Assigned Rents due under the Leases. To the extent such Assigned Rents are paid to Parent, or its assigns, the Company and Buyer agree that the tenant or obligated party shall have no further liability to Buyer, or its assigns, for the same.

	4.	No Liability for Parent.  Parent and its assigns shall
not be obligated to perform or discharge nor do they hereby undertake to perform or discharge any obligation, duty or liability under the Gas Lease or the Site Lease, and the Assignment shall not operate to place responsibility for the control, care, management or repair of the Company's property upon Parent or its assigns, nor for the carrying out of any of the terms and conditions of the Gas Lease or the Site Lease. Further, this assignment shall not operate to make Parent or its assigns responsible or liable for any waste committed on the Company's property by Buyer, any of the tenants or any other party, or for any dangerous or defective condition of or on the Company's property, or for any negligence in the management, upkeep, repair, operation, maintenance or control of the Company's property resulting in property damage, loss, injury or death to any tenant, licensee, occupant, employee or stranger.

	5.	Buyer to Indemnify, Defend and Hold Parent Harmless.
Except for liability, loss or damage caused by Parent's willful misconduct, Buyer and the Company, jointly and severally, shall indemnify, defend and hold Parent and its assigns harmless of, for, from and against any and all liabilities, claims, actions, causes of action, losses or damages which Parent and its assigns do, may or might incur under the Gas Lease and the Site Lease or under or by reason of the Assignment and of and from any and all claims and demands whatsoever which may be asserted against Parent or its assigns by reason of any alleged obligations or undertakings on Parent's or its assigns' part to perform or discharge any of the terms, covenants or agreements contained in the Gas Lease or Site Lease.

	6.	Remedies Not Exclusive.  The Assignment shall in no way
operate to prevent the Parent or its assigns from pursuing any right or remedy which they now have or hereafter may have under the terms or conditions of the Purchase Agreement, or by law, or by statute or in equity and all such rights and remedies shall be cumulative.

	7.	Assignment of Leases.  Certain office equipment (the
"Office Equipment") used by the Company is leased by Allied Waste Systems, Inc., f/k/a Laidlaw Waste Systems, Inc. ("AWS") from third parties. The Office Equipment is leased pursuant to the following leases: Lease Agreement, dated April 12, 1996, between AT&T Credit Corporation and Laidlaw Waste Systems, Inc.; and Business Product Purchase Agreement dated May 1, 1996, between Laidlaw Waste
Systems, Inc. and AT&T. The Company is attempting to have the leases assigned to the Company. Buyer agrees, and after the Closing agrees to cause the Company, to assist Seller and Parent to have the leases assigned to the Company. Buyer further agrees to, from and after the Closing perform all the obligations of AWS under the leases and indemnify, defend (as to third party claims only), protect and hold harmless the Seller Indemnified Parties at all times from and after the Closing from and against all Losses incurred by the Seller Indemnified Parties as a result of or incident to Buyer's or the Company's use or possession of the Office Equipment. Such indemnification obligations shall survive the Closing, shall not be subject to the limitations set forth in Sections 11.1 and 11.4 of the Purchase Agreement, and shall be subject to the procedures (if applicable) set forth in Section 11.5 of the Purchase Agreement.

8.	Reimbursement of Closure and Post-Closure Costs.  Section
4.7(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

		"(a)	Parent and Seller, jointly and severally, shall be
fully liable for, and shall indemnify and hold the Company and Buyer harmless from and against, all post-closure costs (the "Post-Closure Costs"), if any, necessary or required to comply with all applicable environmental laws and regulations, and all permit and land use conditions (including without limitation general maintenance, monitoring, remediation and regulatory compliance, installation, maintenance and operation of wells, drainage facilities, gas, electrical and other systemic processes, preparation of surveys and reports, addressing geological issues, and responding to storm erosion and other conditions caused by weather), with respect to all portions of the landfill. In addition, Parent and Seller, jointly and severally, shall be fully liable for, and shall indemnify and hold the Company and Buyer harmless from and against, all closure and capping costs (the
"Closure Costs"), if any, necessary or required for certified closure and to comply with all applicable environmental laws and regulations, and all permit and land use conditions (including without limitation general maintenance, monitoring, remediation and regulatory compliance, installation, maintenance and operation of wells, drainage facilities, gas, electrical and other systemic processes, preparation of surveys and reports, addressing geological issues, and responding to storm erosion and other conditions caused by weather), with respect to all those portions of the landfill which are not used by the Company or Buyer (or their successors) after the Closing Date, and, with respect to all portions of the landfill which are used by Company or Buyer (or their successors) after the Closing Date, in proportion to the Parent and Seller's usage prior to the Closing Date.

	The Company and Buyer, jointly and severally, shall be fully liable for, and shall indemnify and hold Parent and Seller harmless from and against, all Closure Costs, if any, necessary or required to comply with all applicable environmental laws and regulations, and all permit and land use conditions (including without limitation general maintenance, monitoring, remediation and regulatory compliance, installation, maintenance and operation of wells, drainage facilities, gas, electrical and other systemic processes, preparation of surveys and reports, addressing geological issues, and responding to storm erosion and other conditions caused by weather), with respect to all those portions of the landfill which are used by the Company or Buyer (or their successors) after the Closing Date, and, with respect to all portions of the landfill which are used by Parent and Seller prior to the Closing Date, in proportion to the Company and Buyer's (or their successors') usage after the Closing Date.

	For the period from the date of this Agreement through December 31, 1999, and thereafter for each calendar quarter (each, a "Compliance Period"), Seller shall notify the Company at least 10 days prior to commencement of such Compliance Period whether it elects to pay Closure Costs and Post-Closure Costs for which it is responsible that are expected to be incurred during such Compliance Period (i) directly or (ii) through reimbursement of the Company and Buyer. If Seller elects to pay such costs directly, Buyer shall, or shall cause Company to, promptly send to Seller invoices for all such costs incurred during the Compliance Period, and Seller or Parent shall promptly pay such costs directly. If Seller fails to pay such costs when due, the Company or Buyer may pay the same and be reimbursed by Parent and Seller. If Seller elects to reimburse the Company or Buyer for such costs, then, within 20 days after the end of each Compliance Period, the Company or Buyer on its behalf shall submit to Seller a detailed list of the costs paid or incurred by the Company or Buyer during such Compliance Period, together with such detailed receipts or other supporting materials as Seller shall reasonably request. Within 30 days after receipt of such list of costs, Seller or Parent shall reimburse the Company or Buyer, as the case may be, for the full amount of such costs plus interest at the rate of seven and one-half percent (7-1/2%) per annum from the date the Company or Buyer paid such costs through the date they are reimbursed by Seller. Any amount not paid within 30 days after receipt of such list of costs shall be subject to a late charge equal to the lower of one and one-half percent (1-1/2%) per month or the maximum rate permitted by applicable law. Buyer shall provide Seller periodic reports of anticipated material expenditures, and Seller shall have the right to inspect work giving rise to costs upon reasonable notice during normal business hours. If Seller disputes any of such costs, Seller or Parent shall nevertheless pay the amount not in dispute within such 30-day period and the parties shall attempt to resolve their differences with respect to the amount in dispute. If they are unable to resolve their differences within 60 days after Seller's receipt of such list of costs, they shall submit the matter to binding arbitration in accordance with Section 2.2(c)."

	9.	Stock Certificates.  Buyer agrees to waive the
requirement (and the corresponding condition to the Closing) that Sellers deliver at Closing the certificates representing the Company Stock. Sellers shall deliver such certificates within a reasonable period of time after the Closing.

	10.	Good Standing Certificates.  Buyer agrees to waive the
requirement (and the corresponding condition to the Closing) that the good standing certificate to be delivered by Sellers at Closing be dated within 10 days of the Closing.

	11.	Purchase Agreement.  Except as modified in this
Agreement, all other provisions of the Purchase Agreement shall remain in full force and effect.


		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
BUYER:

WASTE CONNECTIONS, INC.


By:	______________________
Its:	______________________


COMPANY:

DENVER REGIONAL LANDFILL, INC.


By:	______________________
Its:	______________________


SELLER:

ALLIED WASTE SYSTEMS HOLDINGS, INC.


By:	______________________
Its:	______________________


PARENT:

ALLIED WASTE INDUSTRIES, INC.


By:	______________________
Its:	______________________



										EXHIBIT 10.4

					AGREEMENT

THIS AGREEMENT (the "Agreement") is executed and delivered as of November 17, 1999, among Waste Connections of Colorado, Inc., a Delaware corporation ("Buyer"); Allied Waste Transportation, Inc., a Delaware corporation, and BFI Services Group, Inc. (collectively, "Seller"); and Allied Waste Industries, Inc., a Delaware corporation ("Parent").

WHEREAS, Buyer, Seller and Parent have entered into an Asset
Purchase Agreement dated October 15, 1999 (the "Purchase
Agreement"), whereby Buyer will acquire from Seller certain assets of the Seller;

	WHEREAS, the parties desire to amend the requirements of the Purchase Agreement with respect to certain duties of the Seller;

	WHEREAS, the parties desire to enter into this Agreement to induce each other to proceed with the Closing; and

	WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase
Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties agree as follows:

	1.	All sections of the Purchase Agreement that require
Seller to prepare or deliver a Title Policy, Survey or Deed are hereby deleted from the Purchase Agreement and any representations relating thereto are modified to refer only to the Leased Land.

	2.	The Purchase Price is hereby increased to $19,000,000.

	3.	Within a reasonable period after the Closing (which
period shall not exceed 90 days) (the "Post-Closing Period"), Parent (or its affiliates) shall enter into a disposal agreement (the "New Disposal Agreement") with Buyer (or its affiliates) pursuant to which Parent (or its affiliates) will cause approximately 85,000 tons per year of waste to be disposed of at the Finley Buttes Landfill owned by an affiliate of Buyer for a period of three years from the date the New Disposal Agreement is entered into at a rate of $18.00 per ton. The New Disposal Agreement shall be on substantially the same terms as the Existing Disposal Agreement (as defined below), but with such changes therein as are appropriate, and shall be negotiated in good faith by the parties during the Post-Closing Period. At such time as the parties enter into the New Disposal Agreement, the Solid Waste Disposal Agreement attached to the Agreement as Exhibit C (the "Existing Disposal Agreement") shall be amended as follows:

		(a)	Section 3.1 of the Existing Disposal Agreement shall
be amended to read in its entirety as follows:

		"3.1	Commencing on the first day of the month after the
Effective Date, Allied (directly or through an affiliate) may deliver to the Disposal Sites solid waste (to be delivered in each Annual Period in approximately even amounts) at the rates provided in Section 4. The WCI Affiliates agree to accept Acceptable Waste delivered to them pursuant to this Agreement. Allied and its affiliates shall be entitled to determine whether waste on any particular day is delivered to the Landfill, the Transfer Station or another Disposal Site and, subject to this Section 3.1 and
Section 3.2, shall be entitled to determine how to allocate the amount of Acceptable Waste among such Disposal Sites."

		(b)	Section 3.3 of the Existing Disposal Agreement shall
be deleted and replaced with the following:

	"3.3	In addition to delivering waste to the Disposal Sites,
for a period of three years after the Effective Date (the "Transloading Period), Allied (directly or through an affiliate) may Transload waste at the Transfer Stations in volumes not to exceed 450 Tons per day at the rates provided in Section 4. During the Transloading Period, the WCI Affiliates agree to Transload for Allied and its affiliates at the Transfer Station all Acceptable
Waste Allied and its affiliates bring to the Transfer Station. "Transloading" shall mean the WCI Affiliates receiving Acceptable Waste delivered by Allied or its affiliates to the Transfer
Station, allowing Allied or its affiliates to dump such waste in the Transfer Station, and the WCI Affiliates then loading such waste into another container or trailer to be supplied by Allied or its affiliates. Allied and its affiliates will be responsible for all transportation and disposal costs in connection with all waste they deliver for Transloading. The WCI Affiliates will be responsible for paying for and making, or causing to be made, and maintaining, or causing to be maintained, all capital improvements necessary to permit Allied and its affiliates to Transload at the Transfer Station pursuant to this Section 3.3."

		(c)	Section 4.1 of the Existing Disposal Agreement shall
be amended to read in its entirety as follows:

		"4.1	Basic Disposal Price.  The basic disposal price,
also known as the "tipping fee", paid by Allied for Acceptable
Waste (the "Basic Disposal Price") is: (a) for delivery to the
Landfill, $9.50 per Ton, (b) for delivery to the Transfer Station, $19.50 per Ton on quantities in excess of those set forth in
Section 3.3 or otherwise delivered for disposal by the WCI
Affiliates, (c) for any other Disposal Site, as mutually agreed, and (d) for Transloading services pursuant to Section 3.3, $4.50 per Ton, which amount shall be reviewed on a cost basis within 90 days after this Agreement is entered into."

		(d)	Section 4.3 of the Existing Disposal Agreement shall
be deleted in its entirety.

	4.	The parties waive all requirements (and the corresponding
conditions to the Closing) that items be delivered a particular amount of time before the Closing. Such items include the Disclosure Schedules.

	5.	Buyer agrees to waive the requirement (and the
corresponding condition to the Closing) that Buyer provide a certified copy of BFI Services Group, Inc.'s Articles of Incorporation and Bylaws in Schedule 5.1 of the Disclosure Schedules. Seller agrees to provide a copy of the Articles of Incorporation and Bylaws as promptly as possible, but in no event later than 30 days after the Closing.

	6.	Buyer agrees to waive the requirement (and the
corresponding condition to the Closing) in Sections 5.4(d) and 5.18 that the Assets be free and clear of all Encumbrances. Seller agrees to remove any such Encumbrances as promptly as possible, but in no event later than 30 days after the Closing. Seller and Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless the Buyer Indemnified Parties at all times from and after the Closing from and against all Losses incurred by the Buyer Indemnified Parties as a result of or incident to any such Encumbrances on the Assets. Such indemnification obligations shall survive the Closing, shall not be subject to the limitations set forth in Sections 11.1 and 11.4 of the Purchase Agreement, and shall be subject to the procedures (if applicable) set forth in
Section 11.5 of the Purchase Agreement.

	7.	Buyer agrees to waive the requirement that Seller provide
copies of current registrations for the Rolling Stock in Schedule
5.3 of the Disclosure Schedules.

	8.	Buyer agrees to waive the requirement that Seller provide
a list of all Accounts Receivable in Schedule 2.2 of the Disclosure Schedules. Seller agrees to provide to Buyer a list of all Accounts Receivable showing amounts due in 30 day aging categories within 30 days after the Closing Date.

	9.	Except as modified in this Agreement, all other
provisions of the Purchase Agreement shall remain in full force and effect. Sections 2 and 3 of this Agreement shall be of no force and effect until the New Disposal Agreement is executed.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


BUYER:

Waste Connections of Colorado, Inc.


By:	_______________________
Its:	_______________________


SELLER:

Allied Waste Transportation, Inc.


By:	_______________________
Its:	_______________________


BFI Services Group, Inc.


By:	_______________________
Its:	_______________________


PARENT:

ALLIED WASTE INDUSTRIES, INC.


By:	_______________________
Its:	_______________________


										Exhibit 99.1

WASTE CONNECTIONS COMPLETES ACQUISITION OF ALLIED WASTE
INDUSTRIES, INC.'S DENVER COLLECTION AND DISPOSAL OPERATIONS

FOLSOM, CA, November 17, 1999 - Waste Connections, Inc. (NASDAQ:
WCNX) today announced it has closed a transaction with Allied Waste Industries, Inc. to purchase certain assets in the Denver area which were mandated to be divested by the Department of Justice as part of Allied's acquisition of Browning Ferris Industries, Inc. These assets include the Denver Regional Landfill, the Jordan Road transfer station and approximately 20 commercial collection routes. The assets have total annual revenues of approximately $11 million and EBITDA of approximately $4 million. The purchase price was approximately $22 million in cash.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer, said, "We are extremely excited about this transaction. Denver is a rapidly growing market that we expect will generate substantial internal growth. Consistent with our philosophy of entering into competitive markets with an integrated platform and a strong market position, Waste Connections has acquired a fully integrated operation at an attractive valuation. With the closing of this transaction, Waste Connections will be the third largest participant in the greater Denver marketplace. As part of the transaction, we have also held in-depth discussions regarding assets in other markets. These represent substantial opportunities for Waste Connections to acquire attractive operations in our typical secondary markets if we can reach agreement on all of the terms and conditions of these transactions."

Waste Connections, Inc. is a regional, integrated, solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets in the Western U.S. The Company serves more than 475,000 commercial, industrial, and residential customers. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

The matters discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements, including the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this release that may bear upon forward-looking statements.

CONTACT:
Waste Connections, Inc., (916) 608-8200
Steven F. Bouck
Chief Financial Officer

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